Exhibit 10.1

EXECUTION VERSION

AGREEMENT
FOR PURCHASE AND SALE
OF ASSETS

BY AND BETWEEN

FOREST OIL CORPORATION

AND

FOREST OIL PERMIAN CORPORATION

As Seller,

AND

TEMPLAR ENERGY LLC

As Purchaser,

Dated as of October  3, 2013

EXHIBITS AND SCHEDULES

Exhibits

Description of Properties	A-1
Wells	A-2
Agreements	A-3
Value Allocation	B
Inventory	B-1
Assigned Suits and Claims	C-1
Non-Assigned Suits and Claims	C-2
Gas Imbalances	D
Escrow Agreement	E
Assignment and Bill of Sale Form	F

Schedules

Excluded Assets	1.3
Claims Affecting the Sale	4.4
Commitments for Expenditures	4.9
Absence of Changes	4.10
Defaults Under Material Agreements	4.11(b)
Notices of Violations	4.13
Environmental Matters	4.14
Well Status and Abandonments	4.16
Bonds and Credit Support	4.17
Suspense Funds	4.18
Insurance	4.20
Royalties	4.21
Affiliate Transactions	4.22
Consents	4.24
Preferential Rights to Purchase	4.25

AGREEMENT FOR
PURCHASE AND SALE OF ASSETS

This Agreement for Purchase and Sale of Assets (the “Agreement”), dated as of October 3, 2013, (the “Execution Date”) is made and entered into by and among Forest Oil Corporation, a New York corporation, and Forest Oil Permian Corporation, a Delaware corporation (collectively “Seller”), and Templar Energy LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

A.                                    Seller desires to sell to Purchaser the assets, properties and rights hereinafter described upon the terms and subject to the conditions, exceptions and reservations hereinafter set forth; and

B.                                    Purchaser desires to purchase from Seller such assets, properties and rights as hereinafter set forth upon the terms and subject to the conditions, exceptions and reservations hereinafter set forth.

C.                                    In consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, Seller and Purchaser, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE  I

PURCHASE AND SALE

Section  1.1                                 Purchase and Sale.  Subject to the provisions of this Agreement, Seller agrees to sell and convey at the Closing (as defined in Section 11.1), and Purchaser agrees to purchase and accept at the Closing, such conveyance to be effective for all purposes as of 7:00 a.m. at the location of each of the respective Assets on October 1, 2013 (the “Effective Time”), all of the following set forth in Section 1.2, less and except the Excluded Assets (as hereinafter defined), which shall be herein referred to collectively as the “Assets”.

Section  1.2                                 Assets.  The Assets shall mean the following:

(a)                                 All right, title and interest of Seller in and to all oil and gas leases, other similar leases, mineral interests, royalties, and overriding royalties, whether producing or non-producing, as described on Exhibit A-1 attached hereto whether such Asset is incorrectly described or inadvertently omitted (the “Leases”), and any other oil, gas or other mineral rights and interests of any type (including without limitation, surface interests and fee lands) in, on or under or relating to the lands also described on Exhibit A-1 (the “Land”), and including any and all right, title and interest of Seller in and to hydrocarbons (including crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, natural gas liquids, condensate, and other hydrocarbons, whether gaseous or liquid) (collectively, the “Hydrocarbons”) and other products produced in association therewith in, on or under any of the foregoing, and all oil and gas wells, water wells, CO2 wells and injection and disposal wells located on any of the foregoing, or used or useful in connection therewith, or on lands pooled or unitized therewith, including, without limitation, the wells described in Exhibit A-2 attached hereto and any wells inadvertently omitted therefrom (the “Wells”);

(b)                                 All right, title and interest of Seller in, to and under or derived from all presently existing or proposed unitization, pooling and communitization agreements, declarations and orders, and the properties covered and the units created or to be created thereby (including, but not limited to, (i) all units formed or to be formed under orders, regulations, rules or other official actions of any federal, state or other governmental agency having jurisdiction, and (ii) those described in Exhibit A-3 attached hereto) to the extent that they relate to or affect any of the properties and interests of Seller described or referred to in subsection (a) of this Section 1.2 (“Unit Agreements”), or the production of Hydrocarbons and other products produced in association therewith attributable to said properties and interests (together with the Leases and the Wells, the “Oil and Gas Properties”);

(c)                                  Subject to any and all applicable consents to assign and other limitations on Seller’s rights to assign as set forth in Schedule 4.24 attached hereto, all right, title and interest of Seller in, to and under or derived from all presently existing and effective oil, gas liquids, condensate, casinghead gas and gas sales, purchase, exchange, gathering, transportation and processing contracts, including those described in Exhibit A-3 attached hereto, to the extent that they relate to any of the properties and interests of Seller described or referred to in subsection (a) or (b) of this Section 1.2 (“Product Sales and Transportation Agreements”), operating agreements, joint venture agreements, farmout agreements, partnership agreements, settlement agreements, gas balancing agreements, saltwater or water disposal agreements, surface agreements, division and transfer orders, and all other agreements and instruments described in Exhibit A-3, Schedule 4.22 or Schedule 4.25 attached hereto or inadvertently omitted therefrom to the extent that they relate to any of the properties and interests of Seller described or referred to in subsection (a) or (b) of this Section 1.2 (“Operating Agreements”);

(d)                                 All right, title and interest of Seller in or to the inventory listed on Exhibit B-1 (the “Inventory”), together with all personal property, fixtures, equipment leases, improvements, and other personal property, whether real, personal, or mixed (including, but not limited to, well equipment, wellheads, casing, tubing, tanks, rods, tank batteries, boilers, buildings, pumps, motors, machinery, injection facilities, disposal facilities, field separators and liquid extractors, compressors, pipelines, gathering systems, docking facilities, air service facilities, helicopter facilities, power lines, telephone and telegraph lines, roads, and field processing plants, field offices and office furnishings related thereto, field office leases, equipment leases, vehicles (except those listed on Schedule 1.3), trailers and all other appurtenances thereunto belonging or attributable thereto, whether or not inventoried), (the “Equipment”) and in and to all easements, permits, licenses, servitudes, rights-of-way, and surface leases or other surface rights, to the extent now being used or proposed to be used in connection with the exploration, development, operation or maintenance of the properties and interests described in subsections (a), (b) and (c) of this Section 1.2, or now being used or proposed to be used in connection with the producing, treating, processing, storing, gathering, transporting or marketing of

Hydrocarbons and other products produced in association therewith attributable to such properties or interests, and all contract rights (including rights under leases to third parties) related thereto (the “Easements”) and in and to all Hydrocarbons and other products produced from the properties described or referred to in subsection (a) or (b) of this Section 1.2 having been placed into storage or into pipelines as of the Effective Time;

(e)                                  All trade credits, all accounts, suspended funds, receivables (including without limitation, from the results of audits, judgments, or settlements), and all other proceeds, income or revenues attributable to the Assets with respect to any period of time from and after the Effective Time;

(f)                                   All of Seller’s right, title and interest in and to any production imbalances relating to any of the Leases or otherwise arising by virtue of the fact that Seller may not have taken or marketed its full share or may have taken or marketed more than its share of Hydrocarbons and other products produced in association therewith attributable to its ownership prior to the Effective Time;

(g)                                  Subject to the provisions of Section 1.3, all of Seller’s right, title and interest in and to all causes of action, judgments, pending litigation, claims and demands set forth on Exhibit C-1;

(h)                                 All accounting records, whether in electronic storage or on paper, related to the Assets, books and files relating to any of the foregoing matters set forth in this Section 1.2 including, without limitation, all production records, operating records, lease records, well records, and division order records; prospect files; title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Leases and Wells); SPCC plans and other environmental records; contracts, electric logs, core data, pressure data, decline curves, graphical production curves, and a non-exclusive license to all geophysical and geological data owned by Seller (collectively, the “Records”); provided, however, that the Records shall not include payroll and personnel records, any geophysical and interpretive data or reports, or any records that Seller is not contractually permitted to assign (provided that Seller shall use commercially reasonable efforts to seek such permission to assign, which efforts shall not require the payment of any monetary amount or other concession by Seller); and provided, further, that Seller shall be entitled to retain copies of all Records, or in the case of accounting records, originals thereof, with copies of such accounting records to be furnished to Purchaser;

(i)                                     To the extent transferable, all rights, interests, and claims that Seller may have under any policy of insurance, indemnity or surety bond, or any insurance or condemnation proceeds or recoveries from any Third Party relating to property damage or casualty loss but only to the extent such rights, interests and claims affect the value of the Assets and relate to events occurring after the Effective Time and for which the Seller is not obligated to indemnify Purchaser pursuant to Article VI; and

(j)                                    To the extent transferable, all claims, whether in contract, in tort, or arising by operation of law, and whether asserted or unasserted as of the Closing Date,

that Seller may have against any person arising out of acts, omissions, or events, or injury to or death of persons or loss or destruction of or damage to property, relating in any way to the Assets that occurred after the Effective Time and for which the Seller is not obligated to indemnify Purchaser pursuant to Article VI.

Section  1.3                                 Excluded Assets.  Seller shall reserve and retain all of the Excluded Assets.  “Excluded Assets” shall mean:

(a)                                 all of Seller’s corporate minute books, accounting and financial records (except copies of financial and tax records (other than income tax records) required by Purchaser for financial or tax purposes specifically relating to the Assets), and other business records that relate to Seller’s business generally (to the extent not primarily related to the Assets);

(b)                                 all trade credits, all accounts, suspended funds not otherwise specifically accounted for pursuant to Section 8.5 below, receivables (including without limitation, from the results of audits, judgments, or settlements), and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time;

(c)                                  all rights and interests of Seller (A) under any policy or agreement of insurance or indemnity, (B) under any bond or (C) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property occurring prior to the Effective Time;

(d)                                 all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time as determined in accordance with Section 2.4;

(e)                                  all claims of Seller for refunds of or loss carry forwards with respect to (A) production or any other taxes attributable to any period prior to the Effective Time, (B) income or franchise taxes or (C) any taxes attributable to the Excluded Assets;

(f)                                   all personal computers and associated peripherals and all radio and telephone equipment;

(g)                                  all of Seller’s computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(h)                                 all documents and instruments of Seller (other than title opinions relating to the Assets) that may be protected by an attorney-client privilege;

(i)                                     all data that cannot be disclosed to Purchaser as a result of confidentiality arrangements under agreements with Third Parties; provided that Seller shall use commercially reasonable efforts to seek such permission to disclose, which efforts shall not require the payment of any monetary amount or other concession by Seller;

(j)                                    all hedging transactions and gains or losses attributable to any hedging activities conducted by Seller, whether occurring before or after the Effective Time;

(k)                                 all correspondence, reports, analyses and other documents relating to the transaction contemplated hereby prior to the Effective Time, whether internal, with or produced by other prospective purchasers or third parties in respect of such transaction, and

(l)                                     the assets and liabilities listed on Schedule 1.3.

ARTICLE II

PURCHASE PRICE

Section 2.1                                    Purchase Price.  The aggregate purchase price payable by Purchaser to Seller for the Assets shall be One Billion Dollars ($1,000,000,000.00) (the “Preliminary Purchase Price”), subject to adjustment as set forth in Section 2.4 below.

Section 2.2                                    Performance Deposit.  Upon execution of this Agreement, Purchaser shall pay to Seller by wire transfer a deposit in the amount of three percent (3%) of the Preliminary Purchase Price (“Performance Deposit”), to be held in an escrow account (the “Escrow Account”) pursuant to the terms of an escrow agreement in the form attached hereto as Exhibit E (the “Escrow Agreement”) with Wells Fargo Bank, National Association (the “Escrow Agent”) in accordance with this Agreement.  In the event that the transactions contemplated by this Agreement are consummated, the Performance Deposit shall be applied to the Preliminary Purchase Price as set forth in Section 2.5(b) below.  In the event this Agreement is terminated, the Performance Deposit plus interest earned thereon shall be applied in accordance with the provisions of Article X.

Section 2.3                                    Allocation of the Preliminary Purchase Price.  The Preliminary Purchase Price shall be allocated among the Assets in accordance with the allocations set forth on Exhibits B and B-1.  Any adjustments to the Preliminary Purchase Price under Section 2.4 shall correspondingly (as appropriate) adjust the allocations set forth on Exhibits B and B-1.

Section 2.4                                    Adjustment to Purchase Price.  The Preliminary Purchase Price shall be adjusted as follows and the resulting amount shall be herein called the “Final Purchase Price”:

(a)                                 The Preliminary Purchase Price shall be adjusted upward by the following (on a cash basis and on a sales, not an entitlement, method of accounting):

(i)                                     The amount of all capital expenditures (net to Seller’s interest) and prepayments, cash calls, advance payments, gas transportation, take or pay payments and similar payments incurred and paid by Seller during the period from the Effective Time to the Closing Date (“Adjustment Period”) in respect of the ownership and operation of the Assets made in the ordinary course of business consistent with past practice;

(ii)                                  The amount of all operating costs incurred by Seller in the ordinary course of business consistent with past practice (excluding, for the avoidance of doubt, any amounts paid in connection with the transactions contemplated by this Agreement, such as brokers’ fees) in respect of the ownership and operation of the

Assets during the Adjustment Period, including, without limitation, overhead for the period between the Effective Time and the Closing Date based on the applicable joint operating agreements, or, where no joint operating agreement is applicable, an amount equal to $1,300 per month for each Well that produces in any portion of such month;

(iii)                               The value (determined by the price most recently paid immediately prior to the Effective Time) of all oil in storage above the wellhead as of the Effective Time which is credited to the Assets, less applicable production taxes, royalty and other burdens on the production payable on such oil and subsequently paid by Seller or Purchaser, as applicable; the amount of oil in storage as of the Effective Time to be based on gauge reports and other accepted industry practices for purposes of the Estimated Final Purchase Price described in Section 2.5, below, and adjusted as necessary for the Final Settlement Statement described in Section 12.1, below, based on actual sales thereof;

(iv)                              The amount of underproduced volumes of gas attributable to Seller as of the Effective Time (but only to the extent of the difference between the volumes shown on Exhibit D and the volumes resulting from corrections to Exhibit D occurring prior to Closing Date for pre-Effective Time volumes), multiplied by a price of $3.00/MMBtu for such production (net of royalties and taxes) in each case to the extent provided by existing balancing and other agreements affecting the Assets, and adjusted as necessary for the Final Settlement Statement described in Section 12.1, below, resulting from corrections received by either party for pre-Effective Time volumes; and

(v)                                 The amount of the aggregate Defect Adjustment which is a net increase in the value of an Asset, as set forth in Section 3.4(b).

(b)                                 The Preliminary Purchase Price shall be adjusted downward by the following (on a cash basis and on a sales, not an entitlement, method of accounting):

(i)                                     Amounts received by Seller for the sale of oil, gas, liquids or other associated minerals produced during the Adjustment Period (net of any production royalties, transportation costs, production tax, severance tax, or sales tax, paid or due from Seller thereon) including monies in suspense attributable to the Adjustment Period, and all other amounts received by Seller relating to the ownership and operation of the Assets during the Adjustment Period including, but not limited to, amounts attributable to prepayments, cash calls, advance payments, gas transportation, take or pay payments and similar payments;

(ii)                                  Amounts received by Seller for the sale, salvage or other disposition, occurring in the ordinary course of business during the Adjustment Period, of any property, equipment or rights included in the Assets without Purchaser having received full payment therefor;

(iii)                               All amounts otherwise received by Seller and attributable to the ownership of the Assets during the Adjustment Period;

(iv)                              An amount equal to the Allocated Value of the Assets with respect to which preferential purchase rights have been exercised in accordance with Section 3.6;

(v)                                 The aggregate amount of any Conditions and Defect Adjustments which are a net reduction in the value of an Asset, to the extent such aggregate amount exceeds the deductible set forth in Section 3.4(b);

(vi)                              An amount equal to the value of any Casualty Loss as defined in Section 3.5; and

(vii)                           The amount of overproduced volumes of gas attributable to Seller as of the Effective Time (but only to the extent of the difference between the volumes shown on Exhibit D and the volumes resulting from corrections to Exhibit D occurring prior to Closing Date for pre-Effective Time volumes), multiplied by a price of $3.00/MMBtu for such production (net of royalties and taxes) in each case to the extent provided by existing balancing and other agreements affecting the Assets, and adjusted as necessary for the Final Settlement Statement described in Section 12.1, below, resulting from corrections received by either party for pre-Effective Time volumes;

(viii)                        The amount of reductions in the Inventory; and

(ix)                              An amount equal to the Allocated Value of the Assets with respect to which any Hard Consents have not been received in accordance with Section 3.6.

(c)                                  It is Seller’s and Purchaser’s intent that the adjustments under this Agreement to the Preliminary Purchase Price, and any components of such adjustments, shall not be applied or computed in a manner that results in duplicative effect.

Section 2.5                                    Payment and Calculation of Estimated Final Purchase Price; Payment at Closing.

(a)                                 Seller shall prepare and deliver to Purchaser, at least five “Business Days” (which term shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are required or authorized by law to be closed) prior to the Closing Date, Seller’s estimate of the Final Purchase Price to be paid at Closing, (such estimated Final Purchase Price being herein referred to as the “Estimated Final Purchase Price”), together with a statement setting forth Seller’s estimate of the amount of each adjustment to the Preliminary Purchase Price to be made pursuant to Section 2.4.  The parties shall negotiate in good faith and attempt to agree on such estimated adjustments prior to Closing.  If the parties fail to agree, the Estimated Final Purchase Price shall use the amounts in dispute proposed by Seller in good faith.

(b)                                 At Closing, Purchaser shall pay to Seller the Estimated Final Purchase Price determined as set forth in Section 2.5(a) less (i) an amount equal to the Performance Deposit, plus any interest thereon, which shall be disbursed to Seller and applied to the Estimated Final Purchase Price, and (ii) Ten Million Dollars ($10,000,000) of the Final Purchase Price, which shall be paid into the Escrow Account, to cover Seller’s indemnification obligations pursuant to Section 6.1(b) and Section 6.3.  The escrow funds held in the Escrow Account in respect of Seller’s indemnification obligations will be released to Seller on the first anniversary of the Closing Date in accordance with the Escrow Agreement.  The Purchaser shall also deposit into the Escrow Account amounts not paid to Seller in respect of unresolved title matters that Seller has elected to attempt to cure post-Closing pursuant to Section 3.4(e).  Such escrow funds in respect of title matters will be released from the Escrow Account as provided in Section 3.4(e).

(c)                                  Purchaser shall be entitled to deduct and withhold or cause to be deducted and withheld from amounts otherwise payable to any person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payments under any provision of federal state, local or foreign tax law.  Any amounts so deducted and withheld and paid over or deposited with the appropriate taxing authority will be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

ARTICLE III

ASSET INSPECTION AND TITLE EXAMINATION

Section 3.1                                    Access to Records and Properties of Seller.  Between the date of this Agreement and Closing (the “Examination Period”), Seller agrees, subject to Section 8.2, to give Purchaser and its representatives full access at all reasonable times to the Assets and to the Records for inspection and copying, including, but not limited to, electronic copies, at Purchaser’s expense at Seller’s office in Denver, Colorado.  To the extent records are kept or maintained by Seller in other locations, Seller agrees to make same available at such other locations.

Section 3.2                                    On-Site Tests and Inspections.  Seller shall permit or, in case of any third-party operated wells, use its commercially reasonable efforts to cause the operator thereof to permit, Purchaser’s authorized representatives to consult with Seller’s or third-party operator’s agents and employees during reasonable business hours and to conduct, at Purchaser’s sole risk and expense, on-site inspections, tests and inventories of the Assets.  Purchasers environmental investigation of the Assets shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments:  Phase I Environmental Site Assessment Process (Publication Designation:  E1527-05) (“Site Assessment”), and, while on the Oil and Gas Properties, at Seller’s discretion, shall be accompanied by Seller’s representative.  Upon Seller’s request, Purchaser shall furnish to Seller, free of cost to Seller, a copy of any written report prepared by or for Purchaser related to any Site Assessment of the Assets as soon as reasonably possible after Seller’s request.  Prior to Closing, all environmental reports prepared by or for Purchaser shall be maintained in strict confidence by Purchaser and shall be used by

Purchaser solely in connection with the evaluation of the Assets or in any dispute with Seller involving the Assets.  Except as provided in the preceding sentence, if Closing does not occur, such reports shall not be disclosed to any other party.  If Closing does not occur, the foregoing obligation of confidentiality shall survive for two (2) years after the termination of this Agreement.

Section 3.3                                    Title Matters.

(a)                                 For the sole purpose of determining the existence of Title Defects prior to the Closing, Seller represents that it owns Defensible Title (as defined in Section 3.3(b)) to the Leases except to the extent affected by the litigation described on Exhibit C-2.

(b)                                 As used herein, the term “Defensible Title” to the Assets shall mean such title of Seller that,:

(i)                                     is deducible of record either from the records of the applicable county or parish clerk and recorder or, in the case of federal leases, from the records of the applicable office of the Bureau of Land Management, or in the case of state leases, from the records of the applicable state land office, or from some combination of the foregoing official records;

(ii)                                  entitles Seller to receive not less than the net revenue interest (indicated by the letters “NRI”) of Seller set forth in Exhibit B of all Hydrocarbons produced, saved and marketed from the Oil and Gas Properties throughout the life of such properties;

(iii)                               obligates Seller to bear costs and expenses relating to the maintenance, development and operation of any Oil and Gas Properties in an amount not greater than the working interest (indicated by the letters “WI”) set forth in Exhibit B throughout the life of such properties except to the extent such increase in working interest is accompanied by a proportionate increase in net revenue interest; and

(iv)                              with respect to any undeveloped Leases, entitles the Seller to not less than the Net Mineral Acres set forth in Exhibit B for such Leases provided that there shall be no duplication of Title Defects under Section 3.3(b)(iii) and this Section 3.3(b)(iv); and

(v)                                 is free and clear of encumbrances, liens and defects other than the Permitted Encumbrances.

(c)                                  The term “Net Mineral Acre” as used herein shall mean with respect to a Lease the (i) undivided interest of Seller in the leasehold estate created by the applicable Lease multiplied by (ii) the number of surface acres covered by the Lease multiplied by (iii) the lessor’s percentage interest in the oil and gas mineral fee estate in the land covered by the Lease.

(d)                                 The term “Permitted Encumbrances,” as used herein, shall mean:

(1)                                 lessors’ royalties, overriding royalties, and division orders and sales contracts covering Hydrocarbons, reversionary interests and similar burdens if and to the extent the net cumulative effect of such burdens does not operate to reduce the net revenue interest at any time in any property to less than the net revenue interest set forth in Exhibit B:

(2)                                 preferential rights to purchase and required third-party consents to assignments and similar agreements with respect to which prior to Closing;

i)                                         waivers or consents are obtained from the appropriate parties,

ii)                                      the appropriate time period for asserting such rights has expired without an exercise of such rights, or

iii)                                   arrangements can be made by Seller which are acceptable to Purchaser in order for Purchaser to receive the same economic and operational benefits as if all such waivers and consents had been obtained;

(3)                                 liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are not material and are being contested in good faith in the normal course of business;

(4)                                 all rights to approve, required notices to, filings with, or other actions by governmental or tribal entities in connection with the sale or conveyance of the Assets if the same are customarily obtained subsequent to such sale or conveyance;

(5)                                 rights of reassignment, to the extent any exist as of the date of this Agreement, upon the surrender or expiration of any lease;

(6)                                 easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, or the like; conditions, covenants or other restrictions; and easements for pipelines, railways and other easements and rights-of-way, on, over or in respect of any of the Assets which individually, or in the aggregate, do not materially adversely affect the ownership, operation, value or use of the Assets, or any of them;

(7)                                 all other liens, charges, and encumbrances (including, without limitation, liens of operators relating to obligations not yet due or pursuant to which Seller is not in default) that do not reduce the net revenue interest set forth in Exhibit B, and do not prevent the receipt of proceeds of production therefrom, and do not increase the share of costs above the working interest set forth in Exhibit B, and that are not such as materially interfere with or detract from the operation, value or use of any of the properties included within the Assets;

(8)                                 liens, if any, to be released at Closing in a form acceptable to Purchaser;

(9)                                 the terms and conditions of all Leases, agreements, orders, pooling or unitization agreements or declarations included in the Assets or to which the Assets are subject as long as same do not reduce the net revenue interests for the Assets listed in Exhibit B or do not increase the working interests for the interests set forth in Exhibit B;

(10)                          rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of governmental authority; and

(11)                          Materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’ or other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of the Assets

i)                                         if they have not been filed pursuant to law,

ii)                                      if filed, they have not yet become due and payable or payment is being withheld as provided by law and Seller either indemnifies Purchaser or agrees to reduce the Preliminary Purchase Price for the amount claimed, or

iii)                                   if their validity is being contested in good faith by appropriate action provided that Seller either indemnifies Purchaser or agrees to reduce the Preliminary Purchase Price for the amount claimed.

(e)                                  The term “Title Defect” as used herein shall mean any encumbrance, encroachment, irregularity, defect in or objection to Seller’s title to the Oil and Gas Properties (excluding Permitted Encumbrances) which would result in Seller not having Defensible Title as of the Effective Time and as of the Defective Interest Notice Date or Purchaser not having Defensible Title immediately after giving effect to the transactions contemplated by this Agreement.

Section 3.4                                    Defect Adjustments.

(a)                                 “Defective Interest(s)” shall mean that portion of the Assets (as determined in accordance with Section 3.4(c)) as to which the representation stated in Section 3.3(a) is breached or that Purchaser is otherwise entitled under Section 3.6 to treat as a Defective Interest, and of which Seller has been given written notice by Purchaser not later than 5:00 P.M. Denver time on the fifth Business Day before Closing (not counting the day of Closing) or any later date specified in Section 3.6 for Defective Interests described in that Section (“Defective Interest Notice Date”).  Such written notice shall include:

(i)                                     a description of the Defective Interest,

(ii)                                  the basis for the defect that Purchaser believes causes such Asset to be a Defective Interest,

(iii)                               the Allocated Value of the affected Asset calculated in accordance with Section 3.4(c), and

(iv)                              the amount by which Purchaser believes the Allocated Value of the affected Asset has been reduced by the Defective Interest; provided however, that any Title Defect (or individual Title Benefit, as defined in Section 3.8) for which the Defect Adjustment, as determined in Section 3.4(c), below, is less than fifty thousand dollars ($50,000) shall not be a Defective Interest.  For purposes of determining Defect Adjustments pursuant to this Agreement, and without waiver of Purchaser’s rights under the conveyances of the Assets to be delivered at Closing, Purchaser shall be deemed to have waived all Title Defects of which Seller has not been given written notice by the Defective Interest Notice Date.  Prior to Closing, Seller shall have the option, but not the obligation, to cure any Title Defect or other breach of title warranty for which timely notice is given.  If Purchaser desires to attempt to cure any Title Defect, Seller shall cooperate with Purchaser, prior to the Closing Date, in endeavoring to cure any such Title Defect.

(b)                                 Subject to Seller’s right to cure a Defective Interest after Closing pursuant to Section 3.4(e), Defective Interests and Title Benefits shall be conveyed to Purchaser hereunder, and the Preliminary Purchase Price shall be reduced or increased, as the case may be, in accordance with Section 2.4 by an amount determined in accordance with Section 3.4(c) for such Defective Interests and Title Benefits (which net reduction or increase, as applicable, shall be called a “Defect Adjustment”) unless, prior to the Closing, the basis for treating such Assets as Defective Interests has been removed in a manner satisfactory to Purchaser.  The foregoing notwithstanding, there shall be no adjustment to the Preliminary Purchase Price for Defective Interests and Conditions unless the total value of all Defective Interests, net of the total value of all Title Benefits, plus all Conditions pursuant to Section 13.2(b) exceeds two percent (2%) of the Preliminary Purchase Price and then only to the extent that such total value of all Defective Interests, net of the total value of all Title Benefits, and Conditions exceeds two percent (2%) of the Preliminary Purchase Price.  If Seller and Purchaser cannot agree to the amount of a Defect Adjustment for a specified Title Defect or Title Benefit, all information relating to the Defective Interest or Title Benefit shall be submitted to a title attorney chosen by mutual agreement of the parties, who shall have a minimum of ten (10) years’ experience in examining oil and gas titles, who shall, in good faith, determine the Defect Adjustment.

(c)                                  The value of each of the Leases and Wells for purposes of determining Preliminary Purchase Price adjustments under this Section 3.4 (the “Allocated Value”) shall be determined in accordance with Exhibit B which Exhibit shall be mutually agreed upon by the parties.  The amount of the Defect Adjustment for a Defective Interest or Title Benefit shall be the Allocated Value thereof if the Defective Interest or Title Benefit constitutes the entire property given an Allocated Value.  If the amount of a Defect Adjustment cannot be determined directly because the Defective Interests or Title Benefit constitute a property or interest included within, but not totally comprising, the Assets to which an Allocated Value is given, Purchaser and Seller shall proportionately reduce or increase, in the case of a Title Benefit, the Allocated Value to reflect the present or potential impact of the Title Defect or Title Benefit.  The amount of any Defect Adjustment shall reflect the anticipated reduction or increase of the Allocated Value for the affected property caused by the breach of title warranty or Title Benefit, taking into account the method for arriving at such reduced or increased Allocated Value, the legal and practical effect of the Title Defect or Title Benefit or other breach, the probability of adverse impact of the Title Defect or breach of title warranty on the use and enjoyment of the property interest affected, and the potential economic effect of the Title Defect or breach of title warranty or Title Benefit over the life of the property involved.

(d)                                 Notwithstanding any claimed Title Defect, Purchaser shall have the right at any time up to the Closing Date to waive any such claim, and purchase the affected property without reduction of the Preliminary Purchase Price.

(e)                                  Prior to Closing, Seller may elect, in is sole discretion, to attempt to cure any Title Defect on or before April 25, 2014 (the “Cure Period”).  If, prior to Closing, Seller elects to attempt to cure any Title Defect, the amount of the corresponding Defect Adjustment shall be deducted from the Preliminary Purchase Price and paid by Purchaser into the Escrow Account.  If Seller and Purchaser mutually agree that the Title Defect has been cured prior to the end of the Cure Period, then within two Business Days after such determination, the parties shall jointly instruct the Escrow Agent to pay the amount withheld in the Escrow Account with respect thereto to Seller.  If at the end of the Cure Period, Seller has been unable to cure any Title Defects (and there is no dispute as to whether or not said Title Defects have been cured) the parties shall jointly instruct the Escrow Agent to pay the amount withheld in the Escrow Account with respect thereto to Purchaser, provided however, that in the event the Defect Adjustment attributable to such Title Defect equals or exceeds the Allocated Value of the Assets affected thereby, at the election of Seller, in its sole discretion, Purchaser shall re-convey the Assets affected by such Title Defect to Seller, pursuant to an assignment substantially in the form of Exhibit F.  If at the end of the Cure Period, Purchaser and Seller are unable to agree whether there has been a satisfactory resolution of a Title Defect, then such disagreement shall be resolved as provided in Section 3.4(b).

Section 3.5                                    Casualty Loss.  If, prior to the Closing, any portion of the Wells or related equipment is materially damaged or destroyed or impaired by fire or other casualty or if a portion of the Assets is taken or threatened to be taken in condemnation or under the right of eminent domain, Purchaser may elect:

(a)                                 to require the withdrawal of such Assets from this Agreement and reduce the Preliminary Purchase Price accordingly, or

(b)                                 to purchase such Assets notwithstanding any such damage, destruction or impairment (without adjustment to the Preliminary Purchase Price therefor), in which case, Seller shall, at the Closing, pay to Purchaser all sums paid to Seller by third-parties (including insurance proceeds relating thereto) and assign to Purchaser all sums to which Seller is entitled, as the case may be, by reason of the damage, destruction, or impairment of such Wells and the underlying Assets to be assigned to Purchaser and shall assign, transfer and set over unto Purchaser all of the right, title and interest of Seller in and to any unpaid awards or other payments from third-parties arising out of the damage, destruction, or impairment of such Wells and the Assets to be assigned to Purchaser.  Prior to the Closing, Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any damage, destruction or impairment of such Wells and the underlying Assets without first obtaining the written consent of Purchaser.

Section 3.6                                    Identification of Additional Defective Interests.

(a)                                 If any preferential purchase right is exercised prior to the Closing, Purchaser may require the withdrawal of such Assets affected by the exercise of the preferential right from this Agreement and reduce the Preliminary Purchase Price accordingly.  If Seller receives notice of such exercise prior to Closing, Seller shall give Purchaser notice thereof in accordance with Section 3.4(a) prior to the Closing, in which event the property affected by such preferential purchase right shall be withdrawn from this Agreement and the Preliminary Purchase Price reduced accordingly.  All Assets that are subject to preferential rights to purchase that have not been exercised prior to Closing shall be conveyed to Purchaser at Closing.  If Seller or Purchaser receive notice of such exercise after the Closing, the party receiving such notice shall promptly give notice to the other party, such affected portion of the Assets shall not be treated as a Defective Interest, no adjustment to the Preliminary Purchase Price shall be made, and Purchaser shall convey the affected property interest to the holder of the preferential purchase right upon receipt of the Allocated Value attributable thereto from such party.

(b)                                 If, prior to the Closing Date, Purchaser or Seller become aware of any suit, action or other proceeding before any court or government agency other than those listed in Exhibit C-2 that would result in loss or impairment of Seller’s title to any portion of the Assets, or a portion of the value thereof, Purchaser may elect to treat that portion of the Assets affected thereby as a Defective Interest by giving Seller notice thereof in accordance with Section 3.4(a) no later than the Closing Date, in which event the procedures specified in Section 3.4 shall apply to the property affected by such proceeding; provided however, the $50,000 threshold set forth in Section 3.4(a) and the 2% deductible set forth in Section 3.4(b) shall not apply to such Defective Interests.

(c)                                  If with respect to any third-party consents to assignment and similar agreements, one or more of the conditions set forth in Section 3.3(d)(2) has not been met prior to the Closing, and the failure to obtain such consent will invalidate the conveyance of the Assets affected thereby (a “Hard Consent”), Purchaser may elect to require the withdrawal of such Assets from this Agreement and reduce the Preliminary Purchase Price accordingly.

Section 3.7                                    Termination Due to Title Matters and Conditions.  If, prior to Closing, the aggregate amount of the value of (a) all Defect Adjustments asserted in good faith under this Article III, (b) all adjustments for Conditions pursuant to Section 13.2(b)(i) and 13.2(b)(ii), and (c) all adjustments to the Preliminary Purchase Price resulting from Section 3.5 (Casualty Loss), Section 3.6(a) (Preferential Purchase Rights) and Section 3.6(c) (Hard Consents), equals or exceeds twelve and one-half percent (12.5%) of the Preliminary Purchase Price, then either party, at its option exercised by the giving of written notice to the other party not later than the

Closing, may elect to terminate this Agreement, in which event Seller and Purchaser shall be under no obligation to each other with regard to the purchase and sale of any of the Assets, such termination to be without liability to either party.  Failure of either party to give timely notice to the other party of an election to terminate this Agreement pursuant to this Section 3.7 shall be deemed an election not to terminate this Agreement.

Section 3.8                                    Title Benefits.

(a)                                 If a Party discovers any Title Benefit affecting the Assets, it shall promptly notify the other Party in writing thereof on or before the expiration of the Defective Interest Notice Date.  Subject to Section 3.4(a), Seller shall be entitled to an upward adjustment to the Preliminary Purchase Price pursuant to Section 2.4(a)(v) with respect to all Title Benefits, in an amount determined in accordance with Section 3.4(c).  For purposes of this Agreement, the term “Title Benefit” shall mean Seller’s Net Revenue Interest in any Asset is greater than that set forth in Exhibit B or Seller’s Working Interest in any Asset is less than that set forth in Exhibit B (without a corresponding decrease in the Net Revenue Interest).  Any matters that may otherwise constitute Title Benefits, but of which Purchaser has not been specifically notified by Seller in accordance with the foregoing, shall be deemed to have been waived by Seller for all purposes.

(b)                                 Subject to the threshold amounts set forth in Section 3.4(b), the aggregate amount of undisputed Title Benefits shall be netted against the aggregate amount of undisputed Defective Interests prior to any adjustment of the Preliminary Purchase Price at Closing pursuant to Section 2.4.

(c)                                  If with respect to a Title Benefit the Parties have not agreed on the amount of the upward Preliminary Purchase Price adjustment or have not otherwise agreed on such amount prior to the Closing Date, Seller or Purchaser shall have the right to elect to have such Preliminary Purchase Price adjustment determined pursuant to Section 3.4(b).  If the amount of such adjustment is not determined pursuant to this Agreement by the Closing, the undisputed portion of the Preliminary Purchase Price with respect to the Asset affected by such Title Benefit shall be paid by Purchaser at the Closing and, subject to Section 3.4(b), upon determination of the amount of such adjustment, any unpaid portion thereof shall be paid by Purchaser to Sellers or shall be netted against the aggregate amount of any disputed Title Defect Adjustments that also are determined after Closing.

ARTICLE IV

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to Purchaser as follows as of the date hereof and as of the Closing Date.  The term “Knowledge,” with respect to Seller, means the actual knowledge of Cyrus Marter, Patrick McDonald, Glen Mizenko, Sarah Peay, Timothy Savoy or Victor Wind.

Section 4.1                                    Organization, Standing and Power. Forest Oil Corporation is a corporation duly organized, validly existing and in good standing under the laws of the state of New York and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Forest Oil Permian Corporation is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Seller is duly qualified to carry on its business in each state in which the failure to so qualify would have a materially adverse effect upon its business or properties in such state.

Section 4.2                                    Authority and Enforceability.  The execution and delivery by Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action, on the part of Seller.  This Agreement is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability and to general equity principles.  Neither the execution and delivery by Seller of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will

(a)                                 conflict with or result in a breach of any provision of Seller’s certificate of incorporation or bylaws,

(b)                                 except with respect to third-party consents or waivers required in connection with agreements and properties to be assigned pursuant to this Agreement (it being understood that Seller will make reasonable efforts to obtain such required consents or waivers) result in a material default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Seller is a party or by which Seller or any of Seller’s properties or assets may be bound or,

(c)                                  violate any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to any Seller, or any Seller’s properties or assets, assuming receipt of all routine governmental consents normally acquired after the consummation of transactions such as transactions of the nature contemplated by this Agreement, or

(d)                                 result in the creation or imposition of any encumbrance upon the Assets except for Permitted Encumbrances,

except, in any of (a)-(c), where any such foregoing effect would not be likely to affect Purchaser’s ability to own, possess, control or enjoy the Assets.

Section 4.3                                    Claims Affecting the Assets.  Except as disclosed on Exhibit C-1 or C-2, to Seller’s Knowledge there is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or governmental body and no legal, administrative or arbitration proceeding pending, or to Seller’s Knowledge, threatened against or affecting the Assets.

Section 4.4                                    Claims Affecting the Sale.  Except as disclosed on Schedule 4.4, to Seller’s Knowledge there is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or governmental body and no legal, administrative or arbitration proceeding pending, or to Seller’s Knowledge, threatened against Seller or any Affiliate of Seller which has affected or could affect Seller’s ability to consummate the transactions contemplated by this Agreement.  In this Agreement, “Affiliate” means any person or entity which controls, is controlled by or is under common control with, the subject person or entity.

Section 4.5                                    No Demands.  Except as disclosed on Exhibit C-1 or C-2, Seller has received no notice of any claimed defaults, offsets or cancellations from any lessors with respect to the Leases, and Seller has no Knowledge of the existence of any default existing with respect to any of the Leases or any express or implied term of any Lease.

Section 4.6                                    Taxes. All ad valorem, real property, personal property, production, severance, excise and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a governmental authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, and withholding taxes, and including any deficiency assessments, additions to tax, interest and penalties due thereon (“Taxes”), applicable to the ownership and operation of the Assets prior to the Effective Time, in each case, if such Tax could result in a lien or other claim against any of the Assets or Purchaser (“Applicable Taxes”), have been or will be duly and timely paid.  All material reports, returns, elections, documents, estimated tax filings, declarations or other filings provided to any governmental authority relating to Applicable Taxes, including any attachments or schedules thereto and amendments thereof (“Tax Returns”) required to be filed by Seller with respect to the Assets or the business related thereto have been timely filed.  There are no actions, arbitrations, audits, causes, complaints, charges, hearings, inquiries, investigations, litigation, proceedings, reviews or suits (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before any governmental authority or arbitrator (“Proceedings”), claims or notices of deficiency pending against or threatened in writing against Seller with respect to the Assets or the business related thereto in connection with any unpaid Tax.  To Seller’s Knowledge no Tax Returns of Seller with respect to Applicable Taxes are under audit or examination by any governmental authority.  There are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return by Seller with respect to Applicable Taxes, or the assessment or collection of any Applicable Tax from Seller.  No written claim has been made by any governmental authority in a jurisdiction where Seller does not file a Tax Return or pay a Tax directly related to the Assets or the business related thereto that it is or may be required to file such a Tax Return or pay such a Tax (as the case may be) directly related to the Assets or the business related thereto in that jurisdiction.

Section 4.7                                    Leases.  To the Knowledge of Seller:

(a)                                 The Leases have been maintained according to their terms, in compliance with the agreements to which the Leases are subject; and

(b)                                 The Leases are presently in full force and effect.

Section 4.8                                    Non-Foreign Representation.  Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder), or a disregarded entity, the owner of which is any of the foregoing.

Section 4.9                                    Commitments for Expenditures. Schedule 4.9 lists the open and outstanding authority for expenditures (“AFEs”) pertaining to the Seller Operated Assets of more than $100,000 each, and pertaining to the Assets not operated by Seller of more than $100,000 each, net to Seller’s interest.  Except as set forth on Schedule 4.9 there are no open or outstanding AFEs of more than $100,000 each, net to Seller’s interest, which Seller has received from a third party operator, but has not responded to.

Section 4.10                             Absence of Changes. Except as set forth on Schedule 4.10, since December 31, 2012:

(a)                                 the Assets for which Seller serves as Operator (the “Seller Operated Assets”), and, to Seller’s Knowledge, the Assets not operated by Seller have been operated in and have not been engaged in any transaction outside of the ordinary course of business consistent with past practice;

(b)                                 none of the Assets have been mortgaged, pledged or subjected to any encumbrance (other than Permitted Encumbrances and encumbrances that will be released at or prior to the Closing);

(c)                                  there has not been any Material Adverse Effect with respect to the Assets;

(d)                                 there has been no settlement or waiver of any claims or rights with respect to the ownership, operation and use of the Assets that would adversely affect in any material respect the ownership, operation or use of the Assets in the aggregate; and

(e)                                  neither Seller nor any of its Affiliates have agreed or committed to do any of the foregoing.

For the purposes of this Agreement, “Material Adverse Effect” means (a) with respect to the Assets, any fact, circumstance, change, effect or event that, individually or in the aggregate with any other facts, circumstances, changes, effects or events, is or has been, or would reasonably be expected to be or have been, materially adverse to the ownership, use, condition (financial or otherwise) or operations (including results of operation), of or related to the Assets, taken as a whole, or (b) with respect to Seller, any fact, circumstance, change, effect or event that, individually or in the aggregate with any other facts, circumstances, changes, effects or events, materially impedes, or would reasonably be expected to materially impede, the ability of Seller to consummate the transactions contemplated by this Agreement, and to perform its obligations hereunder and thereunder; excluding, in each case, any such fact, circumstance, change, effect or event resulting from or related to (i) changes or conditions affecting the oil and gas industry or gas gathering industry generally (including changes in commodity prices and the depletion of reserves), (ii) changes in economic (including credit markets), regulatory or political conditions generally, (iii) changes in Law or the interpretation or enforcement thereof, (iv) conditions caused by acts of terrorism or war (whether or not declared) or any man-made disaster or acts of God, (v) any decrease or curtailment in transportation volumes on the Assets that are not related to any breach of any agreement by Seller or its Affiliates; or (vi) conditions or effects resulting from the announcement of the existence of this Agreement; except in the case of clauses (i)-(iv), to the extent disproportionately affecting the ownership, operation or use of the Assets as compared with other persons or businesses in the oil and gas exploration and production industry.

Section 4.11                             Material Agreements.

(a)                                 Exhibit A-3, Schedule 4.22, and Schedule 4.25 lists all of the following types of contracts, agreements or other arrangements related to the Oil and Gas Properties (“Contracts”) in effect as of the Execution Date (the “Material Agreements”):

(1)                                 any Contract between such Seller, on the one hand, and any Affiliate of such Seller, on the other hand;

(2)                                 any Contract for (A) the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to the Assets or (B) the purchase, sale, processing, transportation or other disposal of any such Hydrocarbons, in each case, that is not cancelable without penalty or other payment on not more than 30 days’ prior written notice, other than terms of joint operating agreements or gas balancing agreements which permit an operator or other co-owner to take or market production of a non-taking co-owner;

(3)                                 any Contract requiring Seller to sell, lease, farm-out, or otherwise dispose of any interest in any of the Assets after the Effective Time, other than non-consent penalties for non-participation in operations under joint operating agreements or conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Subject Interests;

(4)                                 any Contract that creates any area of mutual interest or similar provision with respect to the Assets or contains any material restrictions on the ability of Seller to compete with any other Person;

(5)                                 any Contract, other than customary oilfield service contracts entered into by Seller in the ordinary course, that can reasonably be expected to result in aggregate payments by, or revenues to Seller of more than $250,000 with respect to the Seller Operated Assets, or $250,000, net to Seller’s interest, with respect to the Assets not operated by Seller, during the current fiscal year or any subsequent year during the term of such Contract;

(6)                                 any Contract that is an agreement for indebtedness for borrowed money;

(7)                                 any Contract that is a drilling contract, unitization agreement, unit operating agreement, joint operating agreement, exploration agreement, development agreement, participation agreement, joint venture agreement or similar agreement;

(8)                                 any Contract that constitutes a lease under which such Seller is the lessor or the lessee of personal property which lease (A) cannot be terminated by such Person without penalty upon 60 days or less notice and (B) involves an annual base rental of more than $250,000, net to Seller’s interest; and

(9)                                 any Contract that contains any rights allowing a third party to participate in any sales of any of the Assets that are triggered by or applicable to the transactions contemplated by this Agreement.

(b)                                 Except as otherwise set forth on Schedule 4.11(b), Seller is not in default in any material respect under any Material Agreement and, to Seller’s Knowledge, no other party to any Material Agreement is in default in any material respect thereunder.  To Seller’s Knowledge, no event has occurred that, with notice, lapse of time or both, would constitute a default in any material respect under any Material Agreement.

(c)                                  All agreements for the purchase and sale of Hydrocarbons from the Assets are set forth on Exhibit A-3.

Section 4.12                             Tax Partnerships.  None of the Assets are held by or are subject to any arrangement between Seller and any other Persons, whether owning undivided interests therein or otherwise, that is treated as or constitutes a partnership for purposes of Subchapter K of Chapter 1 of Subtitle A of the Code (a “Tax Partnership”).

Section 4.13                             Compliance with Law and Government Authorizations.

(a)                                 Seller (if Seller is the operator) or, to Seller’s Knowledge, the operator of the Assets has, obtained and is maintaining all material Governmental Authorizations that are presently necessary or required by it to own and operate the Assets as they are presently owned and operated.  For purposes of this Agreement “Governmental Authorizations” means any federal, state or local governmental license, permit, franchise, order, exemption, variance, waiver, authorization or certificate, or any application therefor.

(b)                                 Except as provided on Schedule 4.13, no written notice of violation of Law or a Governmental Authorization has been received by Seller from a Governmental Authority with respect to the Assets.

(c)                                  To Seller’s Knowledge, the Assets are being operated in compliance in all material respects with all applicable any statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any governmental entity having jurisdiction over such Assets (“Laws”).  Notwithstanding the foregoing, this Section 4.13 does not relate to any Tax matters, which are exclusively addressed in Section 4.6, or Environmental Laws, which are exclusively addressed in Section 4.14.

Section 4.14                             Environmental Matters.  Except as referenced in Schedule 4.14,

(a)                                 Seller (if Seller is the operator) or, to Seller’s knowledge, the operator of the Assets has, obtained and is maintaining all material Governmental Authorizations that are presently necessary or required by it to own and operate the Assets as the Assets are presently owned and operated.

(b)                                 Seller or, to Seller’s Knowledge, the operator of the Assets has not entered into any agreements, orders, decrees, judgments, license or permit conditions, or other directives of any governmental entity in existence as of the Execution Date based on any prior material violations of Environmental Laws that materially impairs the future ownership or use of any of the Assets or that currently requires any remediation as to any of the Assets.

(c)                                  The Seller Operated Assets and, to Seller’s Knowledge, the Assets not operated by Seller, are being operated in compliance in all material respects with all Environmental Laws.

(d)                                 As of the Execution Date, neither Seller nor any of its Affiliates has received written communication from any governmental entity of any Condition concerning any Asset that (1) interferes with or prevents compliance by Seller or the Assets with any Environmental Law or the terms of any Governmental Authorization relating to Environmental Laws, or (2) gives rise to or results in any common Law or other liability of Seller to any Person.  For purposes of this Agreement, “Condition” means any circumstance, status or defect that, with notice to the governmental entity with jurisdiction, that meets the criteria set forth in Section 13.2(a).

(e)                                  There are no proceedings pending or threatened against Seller with respect to operation of the Seller Operated Assets, or to Seller’s Knowledge, against the operator of any Assets not operated by Seller, in each case, in which any violation of any Environmental Law is alleged or any environmental liability is asserted.

(f)                                   Seller has provided or made available to Purchaser all internal and external environmental audits, assessments, reports, studies, documents, and correspondence on environmental matters and compliance with Environmental Laws relating to the operation of the Assets that are in the possession or control of or otherwise available to Seller.  To the Knowledge of Seller, there are no other environmental reports, assessments, audits, studies or documents with respect to the operation of the Assets.

Section 4.15                             Payments for Production; Calls on Production.

(a)                                 With respect to the Seller Operated Assets, Seller has not, and with respect to the Assets not operated by Seller, to Seller’s Knowledge, Seller has not:  (1) received any advance, “take-or-pay” or other similar payments under production sales Contracts applicable to the Assets that entitle the purchasers to “make up” or otherwise receive deliveries of Hydrocarbons without paying at such time the contract price therefor; or (2) other than in accordance with gas balancing arrangements and non-consent provisions in Contracts, received any advance payment or other similar payment to deliver any Hydrocarbons produced from, or attributable to, the Assets, or proceeds from the sale thereof, at some future time, without receiving payment therefor at or after the time of delivery.

(b)                                 No Person has any call upon, option to purchase or similar rights with respect to any Hydrocarbon production from the Seller Operated Assets, except as may be provided in the Material Agreements listed on Exhibit A-3.

Section 4.16                             Well Status and Abandonments.  Except as referenced on Schedule 4.16,

(a)                                 all Wells operated by Seller that have been permanently abandoned were abandoned in accordance in all material respects with all applicable Laws and to Seller’s Knowledge all wells operated by third parties that have been permanently abandoned were abandoned in accordance in all material respects with all applicable Laws; and

(b)                                 Seller has not received any written notices from any applicable Governmental Authorities that:  (1) any such permanently abandoned Wells were not abandoned in accordance with all applicable Laws; or (2) there are any Wells for which permanent abandonment is presently required for material compliance with applicable Laws.

Section 4.17                             Bonds and Credit Support.  Except as referenced on Schedule 4.17, there are no bonds, letters of credit and other similar credit support instruments maintained by Seller or its Affiliates with respect to Seller’s ownership and operation of the Assets.

Section 4.18                             Suspense Funds.  Except as set forth in Schedule 4.18, as of the date set forth on such Schedule, Seller does not hold any third party funds in suspense with respect to production of Hydrocarbons from any of the Assets other than amounts less than the statutory minimum amount that Seller is permitted to accumulate prior to payment.

Section 4.19                             Imbalances.  Exhibit D sets forth all material Imbalances associated with the Assets as of the Effective Time.

Section 4.20                             Insurance.  Schedule 4.20 lists each material insurance policy maintained by such Seller that relates or provides coverage to the Assets (the “Policies”).  Except as set forth on Schedule 4.20, there are no claims pending with respect to any Policies.

Section 4.21                             Royalties.  Except as disclosed on Schedule 4.21 and for such items that are not yet due or are being held in suspense as permitted pursuant to applicable Law, to Seller’s Knowledge, Seller has paid, in all material respects, all royalties, overriding royalties and other burdens on production due by such Seller with respect to the Assets.

Section 4.22                             Affiliate Transactions.  Except as disclosed on Schedule 4.22, there are no transactions affecting any of the Assets between Seller and any Affiliate of Seller that will be binding on the Purchaser or the Assets after Closing.

Section 4.23                             Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending, contemplated by or, to the Knowledge of Seller, threatened against Seller nor would the consummation of the transactions contemplated by this Agreement cause grounds for, cause or permit, or could reasonably be expected to cause grounds for, cause or permit, any bankruptcy, reorganization or arrangement proceeding, whether voluntary or involuntary, by or against Seller.

Section 4.24                             Consents.  Except as set forth on Schedule 4.24 and for consents normally and customarily obtained after Closing, no consent, approval or authorization of any applicable Governmental Entity or other third party is required to be obtained in connection with the consummation of the transactions contemplated by this Agreement by Seller.

Section 4.25                             Preferential Rights to Purchase.  All preferential rights to purchase to which the Assets are subject are listed on Schedule 4.25.

ARTICLE V

PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser hereby makes the following representations and warranties to Seller as of the date hereof and as of the Closing Date.  The term “Knowledge” with respect to Purchaser, means the actual knowledge of David Le Norman, Charles Mullens and Curtis Colby.

Section 5.1                                    Organization, Standing and Power.  Purchaser is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Purchaser is duly qualified to carry on its business in each state where the failure to so qualify would have a materially adverse effect on Purchaser’s business or properties in such state.

Section 5.2                                    Authority and Enforceability.  The execution and delivery by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser.  This Agreement is the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability and to general equity principles.  Neither the execution and delivery by Purchaser of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will

(a)                                 conflict with or result in a breach of any provision of its certificate of formation or operating agreement,

(b)                                 result in a material default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party or by which it or any of its properties or assets may be bound or

(c)                                  violate any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Purchaser, or any of its properties or assets, assuming receipt of all routine governmental consents normally acquired after the consummation of transactions such as transactions of the nature contemplated by this Agreement.

Section 5.3                                    Independent Evaluation.  Purchaser is knowledgeable and experienced in the evaluation, acquisition and operation of oil and gas properties.  Except as set forth in this Agreement, Purchaser acknowledges that Seller has made no representations or warranties as to the accuracy or completeness of such information, and, in entering into and performing this Agreement, Purchaser has relied and will rely solely upon its independent investigation of, and upon its own knowledge and experience and that of its advisors’ with respect to, the Assets and their value.

Section 5.4                                    Suits Affecting the Sale.  There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or governmental body and no legal, administrative or arbitration proceeding pending or, to Purchaser’s Knowledge, threatened against Purchaser or any Affiliate of Purchaser which has affected or could materially affect Purchaser’s ability to consummate the transactions contemplated by this Agreement.

Section 5.5                                    Eligibility.  The Purchaser is eligible under all applicable Laws to own the Assets, including, without limitation, the Leases.

Section 5.6                                    Financing.  Purchaser has delivered to Seller true and complete, fully-executed copies of the debt and equity commitment letters, dated as of October 3, 2013 among Purchaser; Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates; Bank of America, N.A.; Merrill Lynch, Pierce Fenner & Smith Incorporated; Barclays Bank PLC; Morgan Stanley Senior Funding, Inc.; and Natixis, New York Branch and including all exhibits, schedules, annexes and amendments to such agreements in effect as of the date hereof (the “Commitment Letters”), pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Purchaser), has severally agreed and committed to provide the debt financing set forth therein (“Debt Financing”) and Purchaser has received a commitment in respect of the equity financing set forth therein (“Equity Financing,” and together with the Debt Financing, collectively the “Financing”).  The Commitment Letters have not been amended, restated or otherwise modified or waived prior to the Execution Date and the respective commitments contained in the Commitment Letters have not been withdrawn, modified or rescinded in any respect prior to the date hereof.  As of the date hereof, the Commitment Letters are in full force and effect and constitute the legal, valid and binding obligation of each of Purchaser and the other parties thereto, except as such enforcement may be limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles.  There are no conditions precedent to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letters.  There are no other agreements, side letters or arrangements that would permit the parties to the Commitment Letters to reduce the amount of the Financing or that would otherwise affect the availability of the Financing.  The Commitment Letters provide Purchaser with binding financial commitments that, when funded at Closing, provide it with sufficient funds to pay the Final Purchase Price and to pay any other amounts required to be paid by it in connection with the consummation of the transactions contemplated by this Agreement.  As of the date hereof, (A) no event has occurred that would constitute a breach or default (or an event that with notice or lapse of time or both would constitute a default), in each case, on the part of Purchaser under the

Commitment Letters or, to the Knowledge of Purchaser, any other party to the Commitment Letters and (B) Purchaser has no reason to believe that the conditions to the Financing will not be satisfied or that the Financing will not be available to Purchaser on the Closing Date.  Purchaser has fully paid all fees required to be paid prior to the date hereof pursuant to the Commitment Letters and will pay any additional fees required to be paid pursuant to the Commitment Letters.

ARTICLE VI

ASSUMPTION OF OBLIGATIONS AND INDEMNIFICATION

Section 6.1                                    Assumption of Certain Liabilities and Obligations by Purchaser.

(a)                                 If the Closing occurs and subject to Section 6.1(b) and Section 6.3, Purchaser shall assume and pay, perform, fulfill and discharge all Liabilities relating to (i) the ownership and operation of the Assets on or after the Effective Time including, but not limited to, any obligation for make-up gas according to the terms and conditions of the applicable Product Sales and Transportation Agreements and Operating Agreements; all obligations to properly plug and abandon all wells, pipelines and other facilities now or thereafter located on the Leases and to restore the surface of the Leases and the Lands, excluding Conditions for which Seller has indemnified Purchaser hereunder, in accordance with applicable lease or other agreements and Laws, (ii) the obligation to plug and abandon all Wells located on the Lands and reclaim all well sites located on the Lands, regardless of whether any such obligation to plug and abandon is attributable to periods of time prior to or after the Effective Time, (iii) the matters set forth on Exhibit C-1, and (iv) after the expiration of the Survival Period, Liabilities related to or arising under Environmental Law with respect to the ownership or operation of the Assets before the Effective Time, but only to the extent not asserted pursuant to Section 6.3 before the expiration of the Survival Period (collectively, the “Assumed Liabilities”), provided however, that the Assumed Liabilities shall not include any Retained Liabilities.  Purchaser agrees to execute and deliver any specific assumption agreements, bonds, applications, or financial assurances, if any, required to effectuate the assumption of the Assumed Liabilities.

(b)                                 Notwithstanding anything to the contrary in this Agreement, Purchaser is not assuming any Liabilities of Seller or any of its Affiliates, and Seller and their Affiliates shall retain sole responsibility for and shall defend, indemnify and hold harmless Purchaser for all Liabilities (including those related to Environmental Laws) resulting from, relating to or arising out of (i) the ownership, use, operation or condition of the Assets prior to the Effective Time (except to the extent Liabilities relating to the obligation to plug and abandon Wells are assumed pursuant to Section 6.1(a)(ii) and to the extent Liabilities under Environmental Laws are assumed after the Survival Period pursuant to Section 6.1(a)(iv)), (ii) the Excluded Assets, (iii) any Taxes of any Person within Sellers’s group, whether by reason of Treasury Regulations section 1.1502-6 or otherwise, including any Taxes relating to, pertaining to, or arising out of the Assets or the business related thereto with respect to income and other Taxes for periods or portions thereof ending on or prior to the Effective Time, including any Taxes arising in connection with the consummation of the transactions contemplated hereby, and (iv) any personal injury or death occurring or attributable to the Assets prior to the Effective Time (except to the extent Liabilities under Environmental Laws are assumed pursuant to Section 6.1(a)(iv) after the expiration of the Survival Period) (collectively, the “Retained Liabilities”).

(c)                                  “Liability” or “Liabilities” means any indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility, or other liability, in each case, whether fixed or unfixed, asserted or unasserted, due or to become due, accrued or unaccrued, or absolute, contingent or otherwise.

Section 6.2                                    Indemnification by Purchaser.  If the Closing occurs, Purchaser agrees to release, indemnify, defend and hold harmless Seller, its directors, officers, employees, agents, representatives, successors, and assigns, from and against any and all suits, judgments, damages, claims, liabilities, Losses, costs and expenses (including court costs and reasonable attorney’s fees):

(a)                                 that are attributable to the Assumed Liabilities, regardless of whether Seller, its agents and representatives were wholly or partially negligent or otherwise at fault, or

(b)                                 that arise out of any breach by Purchaser of any representation, warranty, covenant or agreement hereunder.

Section 6.3                                    Indemnification by Seller.  If the Closing occurs, Seller agrees, for a period of twelve (12) months after the Closing Date (the “Survival Period”), to release, indemnify, defend and hold harmless Purchaser from and against any and all suits, judgments, damages, claims, liabilities, Losses, costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees):

(a)                                 that are attributable to any Liabilities relating to Environmental Laws, with respect to the use, ownership or operation of the Assets during periods of time prior to the Effective Time, regardless of whether Purchaser was wholly or partially negligent or otherwise at fault;

(b)                                 that arise out of any breach by Seller of any representation, warranty, or covenant hereunder.

provided, however, that such indemnity, defense and hold harmless obligations shall not apply to (i) any amount that was taken into account as an adjustment to the Preliminary Purchase Price pursuant to the provisions hereof, (ii) any liability of Purchaser to Seller under the provisions of this Agreement, and (iii) any amount in excess of twenty percent (20%) of the Preliminary Purchase Price; provided further that the foregoing limitation set forth in subsection (iii) in the immediately preceding clause of this sentence shall not apply in respect of any breach of representation or warranty set forth in Section 4.1, Section 4.2 or Section 4.23 or any fraud or  willful misconduct; and provided further that Seller’s indemnity obligation with respect to any tax matter and the special warranty of title contained in the conveyances to be provided at

Closing shall extend until ninety (90) days after the applicable statute of limitations period for such matter .

Section 6.4                                    Interpretation.  The provisions of each of the foregoing Sections 6.1, 6.2 and 6.3 and Section 8.3(d) shall be interpreted as follows:

(a)                                 The indemnity provided for by each of such Sections shall extend to any, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility, or other liability, in each case, whether fixed or unfixed, asserted or unasserted, due or to become due, accrued or unaccrued, or absolute, contingent or otherwise (“Loss”), incurred or suffered by the indemnified party, including reasonable fees and expenses of attorneys, technical experts and expert witnesses reasonably incident to matters indemnified against, but excluding however, any special, consequential, punitive or exemplary damages, or loss of profits incurred by a Party hereto.

(b)                                 The indemnity provided for in Section 6.3 with respect to a breach or failure of a special warranty of title for an individual Asset contained in the conveyance to be delivered at Closing shall be limited in amount to the Allocated Value for each such Asset, reduced by the value of production from such Asset actually received by Purchaser (to the extent such production received is not subject to any repayment or offset), net of expenses incurred for such Asset by the Purchaser, for which a special warranty of title was breached or failed, but only in proportion to and to the extent of such breach or failure.  After the Defective Interest Notice Date (prior to which the adjustment provisions of Section 3.4 also shall be in effect) and subject to the provisions of Section 3.6, the indemnity provided for herein shall be the sole and exclusive remedy, as between the parties hereto, for a breach or failure of a warranty or representation of title.  The adjustment provisions for breaches of title representations and warranties as set forth in Section 3.4 are applicable only as to breaches of title representations and warranties for which notice has been given on or prior to the Defective Interest Notice Date subject to the provisions of Section 3.6.  Subject to Section 3.6, after the Defective Interest Notice Date, the exclusive applicable representations and warranties of title shall be the special warranty of title by, through and under Seller, contained in the conveyances delivered pursuant hereto, and not otherwise.

(c)                                  For the purposes of determining the damages incurred or suffered in respect of, any Loss for any breach or inaccuracy of any covenant, representation or warranty in this Agreement (but not for the purpose of determining whether such covenant, representation or warranty has been breached), such determination shall disregard any use of “material,” “materiality,” “Material Adverse Effect” or other words or phrases of similar import contained in the applicable representation, warranty or covenant.

(d)                                 The amount of each payment claimed by an indemnified party to be owing pursuant to Sections 6.1,  6.2 or 6.3, together with a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed, shall be set forth by such party in a statement delivered to the indemnifying party or parties, as the case may be, setting forth the basis of such claim and shall be paid by such indemnifying party or parties, as the case may be, as and to the extent required herein with thirty (30) days after receipt of such statement. Any indemnity, defense and hold harmless obligations pursuant to Sections 6.1(b) and 6.3 shall first be met by distributions to the Purchaser, as set forth in Section 1.3(b) of the Escrow Agreement, from the Ten Million Dollars in escrow funds deposited in accordance with Section 2.5(b).

(e)                                  Except as set forth in Section 8.3, Section 8.4, and Article X of this Agreement, and as may be permitted under the conveyances delivered hereunder, the remedies set forth in this Article VI shall be the sole and exclusive remedies of Seller and Purchaser for any breach of a representation, warranty or covenant, or otherwise.

Section 6.5                                    Notices.

(a)                                 Within sixty (60) days after notification to an indemnified party with respect to any claim or legal action or other matter that may or could result in a Loss for which indemnification may be sought under Article VI, but in any event in time sufficient for the indemnifying party to contest any action, claim or proceeding that has become the subject of proceedings before any court or tribunal, such indemnified party shall give written notice of such claim, legal action or other matter to the indemnifying party and, at the request of such indemnifying party, shall furnish the indemnifying party or its counsel with copies of all pleadings and other information with respect to such claim, legal action or other matter and shall, at the election of the indemnifying party made within sixty (60) days after receipt of such notice, permit the indemnifying party to assume control of such claim, legal action or other matter (to the extent only that such claim, legal action or other matter relates to a Loss for which the indemnifying party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the indemnified party, and the conduct, of litigation, through attorneys of the indemnifying party’s choice and reasonably acceptable to the indemnified party.  In the event of such an election by the indemnifying party,

(i)                                     any expense incurred by the indemnified party thereafter for investigation or defense of the matter shall be borne by the indemnifying party, and (ii)

(ii)                                  the indemnified party shall give all reasonable information and assistance, other than pecuniary, that the indemnifying party shall deem reasonably necessary to the proper defense of such claim, legal action, or other matter.

If Seller is the indemnifying party pursuant to Sections 6.1(b) or 6.3, Purchaser has the right to deliver a written claim against the Ten Million Dollars in escrow funds deposited in accordance with Section 2.5(b) pursuant to and in accordance with Section 1.3(b) of the Escrow Agreement to Escrow Agent.

In the absence of such an election, the indemnified party will use its commercially reasonable efforts to defend any claim, legal action or other matter to which such other party’s indemnifications under this Article VI applies.

(b)                                 Failure to provide timely notice pursuant to subsection (a) of this Section 6.5 shall not deprive the party seeking indemnification of its right to indemnifications pursuant to this Article VI, although such party shall be liable for any damages occasioned by its delay in affording the party entitled to notice with such notice and shall not be entitled to indemnifications for any costs incurred during the period of such delay that could reasonably have been avoided by the indemnifying party if timely notice had been given.

Section 6.6                                    Tax Treatment of Payments.  Any payments made to any party pursuant to this Article VI or Section 8.3(d) shall constitute an adjustment to the purchase price of the Assets for Tax purposes and shall be treated as such by Purchaser and Seller on their Tax Returns to the extent permitted by Law.

ARTICLE VII

SELLER’S OBLIGATIONS PRIOR TO CLOSING

Section 7.1                                    Interim Operations.

(a)                                 From the date hereof until the Closing Date, Seller shall (or, with respect to Assets that are not Seller Operated Assets, shall use its commercially reasonable efforts to cause the operator of such Assets in which it owns working interests to):

(i)                                     not abandon any Well on any Lease capable of commercial production, or release or abandon all or any part of the Assets capable of commercial production, or release or abandon all or any portion of the Leases without Purchaser’s written consent;

(ii)                                  not cause the Assets to be developed, maintained or operated in a manner materially inconsistent with prior operation;

(iii)                               not commence or agree to participate in any operation on the Seller Operated Assets anticipated to cost in excess of one hundred thousand and NO/100 Dollars ($100,000.00) per operation, or any operation on the Assets not operated by Seller anticipated to cost in excess of one hundred thousand and NO/100 Dollars ($100,000) per operation, net to Seller’s interest, without Purchaser’s written consent (except emergency operations, operations required under presently existing contractual obligations, and operations undertaken to avoid any penalty provision of any applicable agreement or order);

(iv)                              not create any lien, security interest or other encumbrance with respect to the Assets (except for Permitted Encumbrances), or, without Purchaser’s written consent, enter into any agreement for the sale, disposition or encumbrance of any of the Assets, or dedicate, sell, encumber or dispose of any oil and gas production, except in the ordinary course of business on a contract which is terminable on not more than thirty (30) days’ notice except production sold under a contract listed on Exhibit A-3;

(v)                                 not agree to any alterations in the contracts included in or relating to a material portion of the Assets or enter into any material new contracts relating to the Assets (other than contracts terminable on not more than thirty (30) days’ notice) without Purchaser’s written consent;

(vi)                              maintain in force all insurance policies covering the Assets;

(vii)                           maintain the Leases in full force and effect and comply with all express or implied covenants contained therein (provided that this covenant shall not be deemed to expand Seller’s title warranties beyond those expressly contained in this Agreement);

(viii)                        furnish Purchaser with copies of all AFEs in excess of one hundred thousand dollars ($100,000.00), net to Seller’s interest, received or issued by Seller prior to the Closing;

(ix)                              not liquidate, dissolve, recapitalize or otherwise wind up its business in any respect as it relates to or affecting the Assets;

(x)                                 not change its accounting methods, policies or practices, in each case as it relates to the Assets, except as required by applicable law;

(xi)                              not cancel or waive any claims or rights of material value;

(xii)                           not commence, settle or propose to settle any Proceedings related to the Assets;

(xiii)                        not take any action, or fail to take any action, which action or failure to act will or could reasonably be expected to lead to the termination or material modification of any permits necessary to operate the Assets as presently conducted;

(xiv)                       not agree, whether in writing or otherwise, to take or omit to take any action inconsistent with the foregoing.

(b)                                 Notwithstanding anything to the contrary in this Agreement, from and after the date of this Agreement, until Closing, Seller shall:

(i)                                     provide Purchaser with access (or, where Seller is not an operator, use its commercially reasonable efforts to arrange for access) to the Assets for inspection thereof at the sole cost, risk and expense of Purchaser;

(ii)                                  use reasonable efforts to obtain any and all necessary consents, waivers (including waiver of preferential purchase rights), permissions and approvals of third parties or governmental authorities in connection with the sale and transfer of the Assets other than approvals of federal lease assignments to Purchaser;

(iii)                               cause to be filed all reports required to be filed by Seller with governmental authorities relating to the Assets;

(iv)                              provide prompt notice to Purchaser of any notice received by Seller of a default, claim, obligation or suit which affects any of the Assets; and

(v)                                 promptly notify Purchaser of any event, condition, or occurrence which results in any of the representations and warranties made herein to be untrue.; and

(vi)                              carry on its business, in the ordinary course, substantially as presently conducted and substantially consistent with past practice and use commercially reasonable efforts to maintain and preserve intact the business organization and the value of the Assets and to maintain the books of account and Records in the ordinary course of business.

Section 7.2                                    Operated Assets.  Seller makes no representations or warranties to Purchaser as to transferability or assignability of operatorship of any Seller Operated Assets.  Rights and obligations associated with operatorship of such Seller Operated Assets are governed by operating and similar agreements covering the Assets and will be decided in accordance with the terms of such agreements.  However, Seller will use its reasonable best efforts to assist Purchaser in its efforts to succeed Seller as operator of any Seller Operated Assets in accordance with the terms of the applicable operating agreements.  For the all Seller Operated Assets, Seller shall execute and deliver to Purchaser and Purchaser shall promptly file the appropriate forms with the applicable regulatory agency transferring operatorship of the Seller Operated Assets to Purchaser, to the extent permitted or approved pursuant to the applicable operating agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 8.1                                    Government Reviews and Filings.  Both prior to and after the Closing, as appropriate, each of Seller and the Purchaser shall in a timely manner

(a)                                 make required filings with, prepare applications to and conduct negotiations with each governmental agency as to which such filings, applications or negotiations are necessary or appropriate for the consummation of the transactions contemplated hereby, and

(b)                                 provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations.  Seller shall cooperate with and assist Purchaser in pursuing such filings, applications and negotiations, and Purchaser shall cooperate with and assist Seller with respect to such filings, applications and negotiations.  Each party shall be responsible for and shall make any governmental filings occasioned by the ownership or structure of such party.  If either Seller or Purchaser determines that the Hart-Scott-Rodino Antitrust Improvements Act of 1976 is applicable to this transaction, then both parties shall promptly file with the Federal Trade Commission and the Department of Justice the required notifications, reports and supplemental information to comply in all respects of the requirements of the Act.  Purchaser shall promptly pay to the appropriate government agency all filing fees required of “acquiring persons” as determined by the Act.  Notwithstanding anything to the contrary herein contained, Closing shall not occur unless in the reasonable opinion of Seller’s and Purchaser’s counsel, it can occur without violation of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations of the Federal Trade Commission and the Department of Justice thereunder.

Section 8.2                                    Confidentiality.  Until completion of the Closing (and without limitation in the event Closing should not occur for any reason), except as required by law, Purchaser and its officers, agents and representatives shall continue to be bound by the Confidentiality Agreement between the parties dated July 24, 2013.

Section 8.3                                    Taxes.

(a)                                 Each party shall provide the other party with reasonable information which may be required by the other party for the purpose of preparing Tax Returns and responding to any Proceeding by any taxing jurisdiction.  Each party shall cooperate with all reasonable requests of the other party made in connection with contesting the imposition of Taxes.  Notwithstanding anything to the contrary in this Agreement neither party shall be required at any time to disclose to the other party any income Tax Returns or other confidential tax information.

(b)                                 Seller and Purchaser shall report the information required by Section 1060 of the Code (or any corresponding state or local income tax statute), in a manner consistent with

(i)                                     the allocations set forth on Exhibit B and B-1, as adjusted pursuant to this Agreement and

(ii)                                  the requirements of such Section 1060.

(c)                                  All ad valorem taxes, real property taxes, personal property taxes and similar Taxes (“Property Taxes”) attributable to the Assets with respect to the tax period in which the Effective Time occurs shall be apportioned between Seller and Purchaser as of the Effective Time, based on the number of days in the tax period before and after the Effective Time.  All production, severance and other taxes based on production volumes (“Production Taxes”) shall be apportioned between Seller and Purchaser as of the Effective Time based on the volumes produced from the Assets before and after the Effective Time.  With respect to the Assets operated by Seller, only, the owner of record on the assessment date shall file or cause to be filed all required reports and returns incident to the Property Taxes and Production Taxes and shall pay or cause to be paid to the taxing authorities all Property Taxes and Production Taxes relating to the tax period in which the Effective Time occurs.  If Seller is the owner of record on the assessment date, then Purchaser shall pay to Seller Purchaser’s pro rata portion of Property Taxes and Production Taxes within 30 days after receipt of Seller’s invoice and proof of payment therefor, except to the extent taken into account as an adjustment to the Preliminary Purchase Price pursuant to Section 2.4.  If Purchaser is the owner of record as of the assessment date then Seller shall pay to Purchaser Seller’s pro rata portion of Property Taxes and Production Taxes within 30 days after receipt of Purchaser’s invoice and proof of payment therefor.  Each party shall promptly provide the other party with copies of all reports and returns received for Property Taxes and Production Taxes attributable to non-operated Assets with respect to the tax periods for which the other party is fully or partially liable.  Purchaser or Seller as applicable shall promptly pay to the operator of the non-operated Assets the amount of tax owing for the tax periods for which such reports or returns have been received and shall invoice Seller for or Purchaser, as applicable, for such other party’s pro rata share, if any, of such tax.  Seller or Purchaser, as applicable, shall pay such invoice within 30 days of receipt thereof and proof of payment from the other party.

(d)                                 Subject to the provisions of Section 8.3(e), and except as provided below, Seller shall indemnify Purchaser for all liabilities that are assessed against Purchaser for foreign, federal, state, local or Indian Tribal Taxes in respect of the ownership or operation of the Assets prior to the Effective Time, together with penalties and interest thereon (provided such penalties and interest do not result from the negligence, late filing, fraud or acts of misfeasance or malfeasance of Purchaser); provided, however, that such indemnity shall not apply to such Taxes to the extent (but only to the extent) such Taxes are included in the determination of the Final Purchase Price, and provided, further, however, that Seller shall be entitled to all refunds or rebates of Taxes paid in respect of the ownership or operation of the Assets prior to the Effective Time that may be received by Seller or Purchaser.  Subject to the provisions of Section 8.3(e), and except as provided below, Purchaser shall indemnify Seller for all liabilities which are assessed against Seller for foreign, federal, state, local or Indian Tribal taxes (other than margin or income taxes)Taxes, together with penalties and interest thereon (provided such penalties and interest do not result from the negligence, late filing, fraud or acts of misfeasance or malfeasance of Seller), to the extent such liabilities relate to the ownership or operation of the Assets from and after the Effective Time; provided, however, that such indemnity shall not apply to such Taxes to the extent (but only to the extent) such Taxes are included in the determination of the Final Purchase Price, and provided further, however, that Purchaser shall be entitled to all refunds or rebates of Taxes attributable to the Assets on or after the Effective Time that may be received by Seller or Purchaser.  Seller acknowledges and agrees that Seller shall be treated as the owner of the Assets for income Tax purposes up to and including the time of Closing.  Purchaser acknowledges and agrees that Purchaser shall be treated as the owner of the Assets after the Closing.  Seller shall be liable for its own income Taxes attributable to income derived from the Assets, including the gain on the sale of the Assets, through the time of the Closing.  Purchaser shall be liable for its own income Taxes attributable to income derived from the Assets after the Closing.

(e)                                  In order for Seller or Purchaser (“Claimant”) to make a claim against the other (“Indemnitor”) under this Section 8.3, Claimant shall give prompt notice to Indemnitor of any liability for which Claimant would claim indemnification under this Section 8.3, which notice shall include the circumstances surrounding such liability.  Indemnitor shall then have the right but not the obligation, to contest such liability at its sole cost and expense by giving written notice to Claimant of such election within 15 days after Indemnitor receives Claimant’s notice.  Should Indemnitor fail to notify Claimant within such 15-day period, Indemnitor shall be deemed to have elected not to contest such liability.  Should Indemnitor elect (or be deemed to have elected) not to contest such liability, Indemnitor shall pay the full amount due under Section 8.3(d) in respect of such liability to Claimant in cash within 30 days after Indemnitor elects (or is deemed to have elected) not to contest such liability.  Except as specifically provided in this Section 8.3 with respect to certain tax issues which must be combined or joined with other tax issues, if Indemnitor elects to contest any such liability, Claimant shall give Indemnitor full authority to defend, adjust, compromise or settle such liability and any Proceeding in which Indemnitor contests such liability, in the name of Claimant or otherwise as Indemnitor shall elect. In any administrative or legal Proceeding, Indemnitor shall employ counsel selected by it and reasonably acceptable to Claimant.  With respect to tax issues incident to any such liability that must be combined or joined with one or more other tax issues which Claimant desires to contest, Claimant and Indemnitor shall cooperate fully, and control of any administrative legal proceeding shall rest with the party having the greater ultimate liability (including liability under Section 8.3(d) for the taxes in dispute).  The party in control of any Proceeding pursuant to this Section 8.3(e) may not adjust, compromise or settle Taxes which are contested by or on behalf of the other party without the consent of the other party.  With respect to any liability contested by Indemnitor under the terms of this Section 8.3(e), Indemnitor shall pay the full amount due under Section 8.3(d) in respect of such liability to Claimant in cash within 30 days after the liability is finally determined either by settlement or pursuant to the final unappealable judgment of a court of competent jurisdiction, or such earlier time as may be required by applicable law.

(f)                                   Purchaser shall pay and be liable for all sales taxes occasioned by the sale of the Assets and all documentary, transfer, filing, licensing, and recording fees required in connection with the processing, filing, licensing or recording of any assignments, titles, or bills of sale.

Section 8.4                                    Receipts and Credits.  Following Closing subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Preliminary Purchase Price, all monies, proceeds, receipts, credits and income attributable to the ownership and operation of the Assets (a) for all periods of time from and subsequent to the Effective Time, shall be the sole property and entitlement of Purchaser, and to the extent received by Seller, Seller shall within 10 Business Days after such receipt, fully disclose, account for and transmit same to Purchaser and (b) for all periods of time prior to the Effective Time, shall be the sole property and entitlement of Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and transmit same to Seller within 10 Business Days.  Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Preliminary Purchase Price, all costs, expenses, disbursements, obligations and liabilities attributable to the Assets (i) for periods of time prior to the Effective Time, regardless of when due or payable, shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser for and hold Purchaser harmless from and against same and (ii) for periods of time from and subsequent to the Effective Time, regardless of when due or payable, shall be the sole obligation of Purchaser and Purchaser shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same.

Section 8.5                                    Suspense Accounts.  At the Closing, Seller agrees to retain (but provide information regarding all of Seller’s payable accounts holding monies in suspense attributable to the Assets relating to the periods of time prior to the Effective Time and to transfer to Purchase (pursuant to a downward adjustment to the Purchase Price) monies in suspense attributable to the Assets relating to the period on or after the Effective Time.  Seller agrees to apply such monies attributable to the period prior to the Effective Time in a manner consistent with prudent oil and gas business practices and to indemnify Purchaser against any claim relating to the failure to pay such funds after the Closing.  Purchaser agrees to take and apply such monies attributable to the period of time on and after the Effective Time in a manner consistent with prudent oil and gas business practices and to indemnify Seller against any claim relating to the failure to pay such funds after the Closing.

Section 8.6                                    Like-Kind Exchange.  Seller and Purchaser hereby agree that this transaction may be completed as a like-kind exchange and that each party will assist in completing the sale as a like-kind exchange.  As a like-kind exchange, Seller and Purchaser agree that Purchaser, in lieu of the purchase of the Assets from Seller for the consideration provided herein, shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) or an Exchange Accommodation Titleholder (as that term is defined in Rev. Proc. 2000-37, 2000-2 C.B. 308) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code.  Likewise, Seller shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary for the same purpose.  In the event either party assigns its rights under this Agreement pursuant to this Section 8.6, such party agrees to notify the other party in writing of such assignment at or before Closing.  If Seller assigns its rights under this Agreement for this purpose, Purchaser agrees to (i) consent to Seller’s assignment of its rights in this Agreement in the form reasonably requested by the Qualified Intermediary, and (ii) pay the portion of the Estimated Final Purchase Price attributable to the Assets into a qualified escrow or qualified trust account at Closing as directed in writing.  If Purchaser assigns its rights under this Agreement for this purpose, Seller agrees to (i) consent to Purchaser’s assignment of its rights in this Agreement in the form reasonably requested by Purchaser’s Qualified Intermediary or Exchange Accommodation Titleholder, (ii) refund to Purchaser the Performance Deposit previously deposited by Purchaser pursuant to this Agreement upon the Qualified Intermediary’s or Exchange Accommodation Titleholder’s payment to Seller of a replacement Performance Deposit in the same amount, (iii) accept the Estimated Final Purchase Price (as may be adjusted under the terms of this Agreement) for the Assets from the account designated by Purchaser’s Qualified Intermediary or Exchange Accommodation Titleholder at Closing, and (iv) at Closing, convey and assign directly to Purchaser or Purchaser’s Exchange Accommodation Titleholder

(as directed in writing) the Assets which are the subject of this Agreement upon satisfaction of the other conditions to Closing and other terms and conditions hereof.  Seller and Purchaser acknowledge and agree that any assignment of this Agreement shall not increase the costs, expenses or liabilities of a party as a result of the other party’s assignment of this Agreement to a Qualified Intermediary or Exchange Accommodation Titleholder, shall not release either party from any of their respective liabilities and obligations to each other under this Agreement, and that neither party represents to the other that any particular tax treatment will be given to either party as a result thereof.

Section 8.7                                    Financing Cooperation.

(a)                                 Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using commercially reasonable efforts to (i) maintain in effect the Debt Commitment Letter, (ii) negotiate definitive agreements with respect to the Debt Financing on terms and conditions contemplated by the Debt Commitment Letter (any such agreements, the “Financing Definitive Agreements”), (iii) satisfy on a timely basis all conditions applicable to the Debt Financing in the Debt Commitment Letter or the Financing Definitive Agreements that are within its control and comply with all obligations thereunder or (iv) consummate the Debt Financing at or prior to the Closing.  In the event that all conditions to the Debt Commitment Letter or the Financing Definitive Agreements have been satisfied or, upon funding will be satisfied, Purchaser shall use its commercially reasonable efforts to cause the lenders and the other Persons providing such Debt Financing to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement.  Purchaser shall have the right from time to time to amend, replace, supplement or otherwise modify or waive any of its rights under the Debt Commitment Letter with respect to the Debt Financing or the Financing Definitive Agreements or substitute other debt or equity financing for all or any portion of the Debt Financing from the same or alternative financing sources; provided, that any such amendment, replacement, supplement or other modification to or waiver of any provision of such Debt Commitment Letter or such Financing Definitive Agreements that amends the Debt Financing or substitutes any other financing source for all or any portion of the Debt Financing shall not expand upon the conditions precedent or contingencies to the funding on the Closing Date of the Debt Financing as set forth in the applicable Debt Commitment Letter or the Financing Definitive Agreements in a manner that would prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement.  If any portion of the Debt Financing becomes unavailable or Purchaser becomes aware of any event or circumstance that makes any portion of the Debt Financing unavailable, in each case, on the terms and conditions contemplated in the Debt Commitment Letter or the Financing Definitive Agreements, Purchaser shall use its commercially reasonable efforts to arrange and obtain alternative debt financing from the same or alternative financial institutions in an amount sufficient to consummate the transactions contemplated by this Agreement, upon terms and conditions no less favorable, in the aggregate, to Purchaser (as determined in the reasonable judgment of Purchaser) than those in the Debt Commitment Letter or the Financing Definitive

Agreements as promptly as practicable following the occurrence of such event.  Purchaser shall give Seller prompt oral and written notice of any breach by any party to the Debt Commitment Letter or the Financing Definitive Agreements, of any condition not likely to be satisfied and of any termination of the Debt Commitment Letter or the Financing Definitive Agreements.  Purchaser shall keep Seller informed on a reasonably current basis of the status of its efforts to consummate the Financing.

(b)                                 At the sole cost of Purchaser, Seller shall and shall cause its Affiliates to provide, and shall use its commercially reasonable efforts to cause each of their respective officers, employees and advisors and other representatives to provide, all cooperation reasonably requested by Purchaser in connection with the Financing or any alternate debt financing or debt securities issuance in connection with the financing of the transactions contemplated by this Agreement (collectively the “Financing Arrangements”), including (i) providing to Purchaser and the lenders and other financial institutions and investors that are or may become parties to the Financing Arrangements and to any underwriters, initial purchasers or placement agents in connection with the Financing Arrangements (the “Financing Parties”) (A) the information required by the Debt Commitment Letter and (B) any other financial and other information relating to Seller or the Assets that is customary for such financing or reasonably necessary for the completion of the Financing by the Financing Parties, including information regarding the business, operations, financial projections and prospects of the Assets that is customary for such financing or reasonably necessary for the completion of the Financing by the Financing Parties, (ii) participating and causing senior management of Seller to participate in a reasonable number of meetings (including customary one-on-one meetings) with any Financing Parties and other presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions) and sessions with rating agencies and prospective Financing Parties; (iii) assisting with the preparation of materials for rating agency presentations, bank information memoranda (including the delivery of customary authorization and representation letters, including with respect to the presence or absence of material non-public information and the accuracy of the information contained therein); (iv) using commercially reasonable efforts to obtain legal opinions, surveys and title insurance (including non-imputation title policy endorsements and affidavits reasonably required by the title company) as reasonably requested by Purchaser and to obtain such consents, approvals, authorizations and instruments as reasonably requested by Purchaser in connection with the Debt Financing and collateral arrangements, including lien releases and instruments of termination or discharge; (v) taking all actions reasonably necessary to permit the Financing Parties to evaluate the Assets; and (vi) providing all documentation and other information about Seller and the Assets as is reasonably requested by the Financing Parties relating to applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(c)                                  In the event that the Commitment Letters or the Financing Definitive Agreements are amended, replaced, supplemented or otherwise modified, including as a result of obtaining alternative financing in accordance with Section 8.7(a), or if Purchaser substitutes other financing for all or a portion of the Financing, each of Purchaser and Seller shall comply with its covenants in Section 8.7(a) and Section 8.7(b) with respect to the Commitment Letters and the Financing Definitive Agreements, as so amended, replaced, supplemented or otherwise modified and with respect to such other financing to the same extent that Purchaser and Seller would have been obligated to comply with respect to the Financing and the provisions in this Section 8.7 relating to the Commitment Letters and the Financing Definitive Agreements, and the Financing shall be deemed to refer to the Commitment Letters and the Financing Definitive Agreements as so amended, replaced, supplemented or otherwise modified and to such other financing, as applicable.

Section 8.8                                    No Negotiation.  During the period of time from the execution of this Agreement to the Closing Date (or earlier termination of this Agreement), Seller shall not (i) negotiate, undertake, authorize, recommend, propose or enter into an agreement for the purchase or disposition of any material amount of the Assets, or (ii) solicit or initiate negotiations or submissions of proposals or offers in respect to purchase or disposition of any material amount of the Assets, in each case except in accordance with the transactions contemplated by this Agreement.

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.1                                    Seller’s Conditions.  The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction at or prior to the Closing of each of the following conditions.

(a)                                 All representations and warranties of Purchaser contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing without giving effect to the words “material” contained in such representations and warranties, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to impair Purchaser’s ability to consummate the transactions contemplated by this Agreement, and Purchaser shall have performed and satisfied all agreements in all material respects required by this Agreement to be performed and satisfied by Purchaser at or prior to the Closing.

(b)                                 Seller shall have received a certificate dated as of the Closing, executed by the President or any Vice President of Purchaser, to the effect that the statements in Section 9.1(a) are true in all material respects at and as of the Closing.

(c)                                  Purchaser shall have delivered (or be ready, willing and able to deliver at Closing) the documents and other items required to be delivered by Purchaser pursuant to Section 11.2.

(d)                                 No order shall have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this contract that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of Closing, except:

(i)                                     any order affecting a matter with respect to which Seller has been adequately indemnified by Purchaser or

(ii)                                  any order affecting only a portion of the Assets, which portion of the Assets could be treated as a Casualty Loss in accordance with Section 3.5.

(e)                                  Seller shall have been provided with such documentation or other assurance as Seller deems reasonably necessary that Purchaser has obtained, or executed the required applications to obtain, all bonds, permits, or approvals as may be required for owning or operating the Assets; or as may be reasonably necessary to comply with Purchaser’s assumption of obligations as described in Section 6.1, hereof.

Section 9.2                                    Purchaser’s Conditions.  The obligations of Purchaser at the Closing are subject, at the option of Purchaser, to the satisfaction at or prior to the Closing of each of the following conditions:

(a)                                 All representations and warranties of Seller contained in this Agreement (other than in respect of Section 4.1, Section 4.2 and Section 4.10(c)) shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing without giving effect to the words “material” contained in such representations and warranties, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all representations and warranties in Section 4.1, Section 4.2 and Section 4.10(c) shall each be true and correct in all respects as of the Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and satisfied all agreements in all material respects required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

(b)                                 Purchaser shall have received a certificate dated as of the Closing, executed by the President or any Vice President of Seller, to the effect that

(i)                                     the statements in Section 9.2(a) are true in all material respects at and as of the Closing, and

(ii)                                  the covenants and agreements contained in Article VII have been performed in all material respects.

(c)                                  Seller shall have delivered (or be ready, willing and able to deliver at Closing) the documents and other items required to be delivered by Seller pursuant to Section 11.2.

(d)                                 No order shall have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this contract that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of closing, except:

(i)                                     any order affecting a matter with respect to which Purchaser has been adequately indemnified by Seller, as determined by Purchaser in its sole discretion, or

(ii)                                  any order affecting only a portion of the Assets, which portion of the Assets could be treated as Casualty Loss in accordance with Section 3.5.

(e)                                  The Closing Date is on or after November 25, 2013.

ARTICLE X

RIGHT OF TERMINATION AND ABANDONMENT

Section 10.1                             Termination.  This Agreement and the transactions contemplated hereby may be terminated in the following instances:

(a)                                 by Seller if all conditions set forth in Section 9.2 are satisfied or waived as of the Closing Date (other than those conditions that by their terms are to be satisfied at the Closing; provided, that such conditions would be satisfied if the Closing were to occur on the date of termination of this Agreement) but Purchaser shall have failed to consummate the transaction on or prior to the Closing Date set forth in Section 11.1;

(b)                                 by Purchaser if the conditions set forth in Section 9.1 are satisfied or waived as of the Closing Date (other than those conditions that by their terms are to be satisfied at the Closing; provided, that such conditions would be satisfied if the Closing were to occur on the date of termination of this Agreement) but Seller shall have failed to consummate the transaction contemplated by this Agreement on or prior to the Closing Date set forth in Section 11.1;

(c)                                  by Seller if, through no fault of Seller, the Closing does not occur on or before December 31, 2013 (including because the conditions set forth in Section 9.1(d) or Section 9.2(d) have not been waived or satisfied);

(d)                                 by Purchaser if, through no fault of Purchaser, the Closing does not occur on or before December 31, 2013 (including because the conditions set forth in Section 9.1(d) or Section 9.2(d) have not been waived or satisfied);

(e)                                  by either party as provided in Section 3.7; or

(f)                                   at any time by the mutual written agreement of Purchaser and Seller and in accordance with any other express provisions of this Agreement.

Section 10.2                             Liabilities Upon Termination.

(a)                                 Upon termination of this Agreement by Seller pursuant to an express right to do so set forth herein, Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber and otherwise dispose of the Assets to any party without any restriction under this Agreement.

(b)                                 If (i) Purchaser terminates this Agreement pursuant to Section 10.1(b) or 10.1(e), (ii) Purchaser terminates this Agreement pursuant to Section 10.1(d) and at such time all conditions set forth in Section 9.2 have not been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing; provided that such conditions would not be satisfied if the Closing were to occur on the date of termination of the Agreement), (iii) Seller terminates this Agreement pursuant to Section 10.1(c) because the conditions set forth in Section 9.1(d) or Section 9.2(d) have not been waived or satisfied, or (iv) the Parties terminate this Agreement pursuant to Section 10.1(f), then Seller will promptly (but in no event more than two Business Days after such termination) cause the Escrow Agent to remit the Performance Deposit and any interest thereon by wire transfer of immediately available funds to an account designated by Purchaser.  If Seller or Purchaser terminate this Agreement for any other reason, then Seller will be entitled to retain the Performance Deposit and the Escrow Agent shall be instructed to forward the Performance Deposit and any interest thereon by wire transfer of immediately available funds to an account designated by Seller no later than two Business Days following the date of termination.  Seller agrees that, notwithstanding anything to the contrary in this Agreement, Seller’s right to (i) terminate this Agreement pursuant to Section 10.1(a) and receive the Performance Deposit or (ii) prior to termination (but not after termination) of this Agreement, to seek specific performance but only in the circumstances set forth in Section 14.15, shall be the sole and exclusive remedies of Seller and their Affiliates against Purchaser, the Financing Parties or any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates, affiliated (or commonly advised) funds, representatives, agents, assignees and successors of any of the foregoing (each of the foregoing, other than Purchaser, a “Related Party”); and if the Closing does not occur for any reason, in no event will Seller or any of its Affiliates seek to recover any other money damages or seek any other remedy based on a claim in Law or equity whether in contract, tort or otherwise from or against Purchaser or any Related Party with respect to, (A) any Damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under or relating to this Agreement or (D) any breach, termination or failure of or under this Agreement or any inaccuracy of any representation or warranty contained in this Agreement or in the Financing Commitments, and upon payment of such amounts, if due, by or on behalf of Purchaser, none of Purchaser or any Related Party shall have any further liability or obligation relating to or arising out of this Agreement, the transactions contemplated by this Agreement or the Financing Commitments in Law or equity whether in contract, tort or otherwise.  For the avoidance of doubt, in the event the Closing does not occur, in no event shall Purchaser or the Financing Parties be subject to (nor shall Seller or any of its Affiliates seek to recover) monetary damages in excess of the Performance Deposit.  In no event shall Seller or any of their Affiliates seek to recover monetary damages from any Related Party.  For the purposes of this Agreement, “Damages” means all Proceedings, claims, demands, awards, damages, penalties, fines, costs, liabilities, losses, expenses, and fees (whether criminal, civil, commercial or related to claims for personal injury or death or property damage and whether accrued or unaccrued or liquidated or unliquidated), including court costs and reasonable attorneys’ and experts’ fees and expenses and “Proceedings” means any action, arbitration, audit, cause, complaint, charge, hearing, inquiry, investigation, litigation, proceeding, review or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before any Governmental Authority or arbitrator.

(c)                                  The parties hereto acknowledge and agree that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement.  The parties hereto further acknowledge that the receipt of the Performance Deposit by Seller specified in Section 10.2(b) is not a penalty, but is liquidated damages in a reasonable amount that will compensate Seller in the circumstances in which such amount is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

ARTICLE XI

CLOSING MATTERS

Section 11.1                             Time and Place of Closing.

(a)                                 The purchase by Purchaser and the sale by Seller of the Assets, as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Seller.  The time of the Closing shall be at 10:00 a.m., local time, on November 25, 2013, or such other date as Purchaser and Seller may mutually determine.

(b)                                 The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 11.2                             Closing Obligations.  At the Closing the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)                                 Seller shall execute, acknowledge and deliver to Purchaser

(i)                                     a General Assignment and Bill of Sale of the Assets in the form of Exhibit F attached hereto,

(ii)                                  assignments, bills of sale and conveyances (in sufficient counterparts to facilitate recording) substantially in the form of Exhibit F (the “Conveyance”) together with any transfer forms to be filed with governmental and tribal agencies conveying the Oil and Gas Interests effective as of the Effective Time to Purchaser,

(iii)                               if requested by Purchaser, letters in lieu of transfer orders in a form acceptable to both parties,

(iv)                              deeds, assignments, bills of sale and any other specialized instruments of transfer necessary to convey to or perfect in Purchaser the Assets other than the Oil and Gas Interests,

(v)                                 an executed statement described in Treasury Regulation § 1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code, and

(vi)                              the Escrow Agreement;

(b)                                 Seller and Purchaser shall execute and deliver a preliminary settlement statement (the “Preliminary Settlement Statement”) prepared by Seller that shall set forth the Estimated Final Purchase Price together with the calculations of all adjustments using for such adjustments the best information available;

(c)                                  Purchaser shall deliver to Seller the Estimated Final Purchase Price and to the Escrow Agent the amount of the escrow funds pursuant to Section 2.5(b), in each case, by wire transfer in immediately available funds;

(d)                                 Seller shall deliver to Purchaser possession of the Assets (including shipping the Records to Purchaser at Purchaser’s cost);

(e)                                  Seller shall deliver to the Purchaser the certificate referred to in Section 9.2(b);

(f)                                   Purchaser shall deliver to Seller the certificate referred to in Section 9.1(b);

(g)                                  Purchaser shall assume the obligation to disburse all royalty, overriding royalty and other payments due under or with respect to the Leases to the extent Seller was responsible for such payments prior to the Closing;

(h)                                 Purchaser shall deliver to Seller the executed Escrow Agreement; and

(i)                                     Seller and Purchaser shall execute and deliver all other documents or agreements called for herein.

ARTICLE XII

POST-CLOSING OBLIGATIONS

Section 12.1                             Post-Closing Adjustments.  As soon as practicable after the Closing, but in no event later than one hundred eighty (180) days thereafter, Seller shall prepare and deliver to Purchaser a final settlement statement (the “Final Settlement Statement”) setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustments and the resulting Final Purchase Price.  Seller shall make its workpapers and other information available to Purchaser to review in order to confirm the adjustments shown on Seller’s draft.  As soon as practicable after receipt of the Final Settlement

Statement, but in no event later than sixty (60) days thereafter, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes to make to the Final Settlement Statement.  Any failure by Purchaser to deliver to Seller the written report detailing Purchaser’s proposed changes to the Final Settlement Statement within sixty (60) days following Purchaser’s receipt of the Final Settlement Statement shall be deemed an acceptance by Purchaser of the Final Settlement Statement as submitted by Seller.  The parties shall agree with respect to the changes proposed by Purchaser, if any, no later than sixty (60) days after Seller receives from Purchaser the written report described above containing Purchaser’s proposed changes.  If the Purchaser and the Seller cannot then agree upon the Final Settlement Statement, the determination of the amount of the Final Settlement Statement shall be submitted to a mutually agreed firm of independent public accountants (the “Accounting Firm”).  The determination by the Accounting Firm shall be conclusive and binding on the parties hereto and shall be enforceable against any party hereto in any court of competent jurisdiction.  Any costs and expenses incurred by the Accounting Firm pursuant to this Section 12.1 shall be borne by the Seller and the Purchaser equally.  The date upon which such agreement is reached or upon which the Final Purchase Price is established, shall be herein called the “Final Settlement Date.”  In the event

(a)                                 the Final Purchase Price is more than the Estimated Final Purchase Price, Purchaser shall pay to Seller the amount of such difference, or

(b)                                 the Final Purchase Price is less than the Estimated Final Purchase Price, Seller shall pay to Purchaser the amount of such difference, in either event by wire transfer in immediately available funds.  Payment by Purchaser or Seller, as the case may be, shall be within five (5) days of the Final Settlement Date.

Section 12.2                             Files and Records.  Within thirty (30) Business Days following the Closing Date, Seller shall deliver to Purchaser at Purchaser’s expense the Records, to the extent not previously delivered.  For a period of seven (7) years after the Closing Date, Purchaser shall maintain the Records, and Seller shall have access thereto during normal business hours upon advance written notice to Purchaser to audit the same in connection with federal, state or local regulatory or tax matters, resolution of existing disputes or contract compliance matters affecting Seller.

Section 12.3                             Further Assurances.  From time to time after Closing, Seller and Purchaser shall execute, acknowledge and deliver to the other such further instruments, and take such other action as may be reasonably requested in order more effectively to assure to said party all of the respective properties, rights, titles, interests and estates intended to be assigned and delivered in consummation of the transactions contemplated by this Agreement.

ARTICLE XIII

ENVIRONMENTAL MATTERS

Section 13.1                             Purchaser Acknowledgment Concerning Possible Contamination of the Assets.  Purchaser is aware that the Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other materials located on or under the Assets or associated with the Assets.  Equipment and sites included in the Assets may contain asbestos, hazardous substances, or naturally-occurring radioactive materials (“NORM”).  NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms; the wells, materials, and equipment located on the Assets or included in the Assets may contain NORM and other wastes or hazardous substances; and NORM-containing material and other wastes or hazardous substances may have been buried, come in contact with the soil, or otherwise been disposed of on the Assets.  Special procedures may be required for the remediation, removal, transportation, or disposal of wastes, asbestos, hazardous substances, and NORM from the Assets.

Pursuant to Section 6.1(a)(iv) but subject to Section 6.3, Purchaser will assume liability for the assessment, remediation, removal, transportation, and disposal of wastes, asbestos, and hazardous substances, (including produced water, drilling fluids, NORM, and other wastes) from the Assets, whether present before or after the Effective Time, and associated activities and will conduct these activities in accordance with applicable federal, state, and local laws, including statutes, regulations, orders, ordinances, and common law, currently enacted or enacted in the future and relating to protection of public health, welfare, and the environment, including those laws relating to storage, handling, and use of chemicals and other hazardous materials; those relating to the generation, processing, treatment, storage, transport, disposal, cleanup, remediation, or other management of waste materials or hazardous substances of any kind; and those relating to the protection of environmentally sensitive or protected areas (“Environmental Laws”).

Section 13.2                             Adverse Environmental Conditions.

(a)                                 Purchaser will have until 5:00 P.M. Denver time on the fifth day prior to the Closing (not counting the day of Closing) to notify Seller of any Condition of the Assets that Purchaser finds unacceptable and provide evidence of the same to Seller.  A Condition must meet all the following criteria:

(i)                                     The environmental condition is required to be remediated at the Effective Time under the Environmental Laws in effect at the Effective Time.

(ii)                                  The total of the cost to remediate each environmental condition identified by Purchaser to levels required by the Environmental Laws in effect at the Effective Time is reasonably estimated by Purchaser’s environmental professional to be more than fifty thousand dollars ($50,000) (net to Seller’s interest).  Environmental conditions may not be aggregated by type or category among more than one well or facility for purposes of meeting this de minimis threshold of $50,000.

(b)                                 If it determines that a Condition may exist with respect to an Asset, Purchaser will have until 5:00 P.M. on the third day prior to the Closing Date (not including the day of Closing) to elect any of the following:

(i)                                     adjust the Allocated Value for such Asset by a mutually acceptable amount reflecting Seller’s proportionate share, based on its working interest, of the cost reasonably estimated to remediate such Condition affecting the Asset to the level required by the Environmental Laws in effect at the Effective Time, not to exceed the Allocated Value of the property, and adjust the Preliminary Purchase Price in accordance with Section 2.4(b)(v);

(ii)                                  enter into an agreement, with the consent of Seller, whereby Seller agrees to indemnify the Purchaser for the Condition not to exceed the Allocated Value of the Asset, or the cost of the remediation, whichever is greater (in which case the time periods set forth in Section 6.3 for termination of Seller’s indemnification shall not apply as to such Condition); or

(iii)                               decline to purchase such Asset.

(c)                                  The foregoing notwithstanding, there shall be no adjustment to the Preliminary Purchase Price unless the total value of all Conditions plus all Defective Interests, net of the total value of all Title Benefits, exceeds two percent (2%) of the Preliminary Purchase Price and then only to the extent that such total value of all Conditions plus all Defective Interests, net of the total value of all Title Benefits, exceeds two percent (2%) of the Preliminary Purchase Price.

ARTICLE XIV

MISCELLANEOUS

Section 14.1                             Notices.  All communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made if actually delivered or if mailed by registered or certified mail, postage prepaid, or if sent by overnight courier service, charges prepaid, or if sent by telecopy or facsimile machine, or other electronic communication device shall be deemed received on the date on which such notice is received by the addressee as evidenced by the confirmation of receipt of the applicable delivery mode, addressed to the party being notified as set forth below.  Any party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.  Notices to Seller and Purchaser shall be made at the addresses set forth below:

(a)                                 If to Seller, to:

Forest Oil Corporation

707 17th Street, Suite 3600
Denver, CO  80202
FAX:  (303) 812-1445
ATTN:  General Counsel

(b)                                 If to Purchaser, to:

Templar Energy LLC

c/o Le Norman Operating LLC
4727 Gaillardia Parkway, Suite 200
Oklahoma City, OK  73142
FAX:  (405) 241-1820
ATTN:  David D.  Le Norman

All notices shall be deemed given at the time of receipt by the party to which such notice is addressed.

Section 14.2                             Binding Effect.  This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

Section 14.3                             Counterparts.  This Agreement may be executed in any number of counterparts, which taken together shall constitute one and the same instrument and each of which shall be considered an original for all purposes.  The exchange of copies of this Agreement and of signature pages by facsimile or by electronic image scan transmission in .pdf shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

Section 14.4                             Expenses.  All expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the conveyances and the Schedules hereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, engineers, accountants and financial advisors employed by Seller shall be borne solely and entirely by Seller; and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

Section 14.5                             Section Headings.  The Section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 14.6                             Entire Agreement.  This Agreement, the documents to be executed hereunder, and the Schedules attached hereto constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written of the parties pertaining to the subject matter hereof, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein or in documents delivered pursuant hereto.  No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto, provided that notwithstanding anything to the contrary in this Agreement, Section 10.2 (Liabilities Upon Termination), Section 14.6 (Entire Agreement), Section 14.8 (Governing Law), Section 14.14 (Rights of Third Parties) and Section 14.16 (No Recourse) (and the related definitions of this Agreement solely to the extent an amendment or modification thereof would serve to modify the substance or provisions of such Sections in any material and adverse respect) may not be amended, modified or supplemented in a manner that is materially adverse to the

Financing Parties, without the prior written consent of the Financing Parties, which shall not be unreasonably withheld, conditioned or delayed.  All of the Schedules referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

Section 14.7                             Conditions.  The inclusion in this Agreement of conditions to Seller’s and Purchaser’s obligations at Closing shall not, in and of itself, constitute a covenant of either Seller or Purchaser to satisfy the conditions to the other party’s obligations at Closing.

Section 14.8                             Governing Law.

(a)                                 THE VALIDITY OF THE VARIOUS CONVEYANCES AFFECTING THE TITLE TO REAL PROPERTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE JURISDICTION IN WHICH SUCH PROPERTY IS SITUATED.

(b)                                 This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated hereby or the rights, duties and relationship of the parties hereto shall be governed by and construed and enforced in accordance with the Laws of the State of New York, without regard to the Laws that might be applicable under conflicts of laws principles.

(c)                                  Subject to the immediately following sentence, the parties hereto agree that the appropriate, exclusive and convenient forum for any disputes between any of the parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in the federal courts located in Harris County, Texas (or, if federal jurisdiction is not available, the state courts located in Harris County, Texas) and each of the parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any Proceeding arising out of or related to this Agreement.  Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that the appropriate, exclusive and convenient forum for any disputes between any of the parties hereto (or between one or more parties hereto and one or more Financing Parties) arising out of this Agreement in respect of the Commitment Letters, the Financing or Section 8.7, Section 8.8, Section 10.2, Section 14.8, Section 14.15 or Section 14.16 shall be the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), and no party hereto will bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, against the Financing Parties in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Commitment Letters or the performance thereof, in any other court. Each of the parties hereto (i) irrevocably submits to the exclusive jurisdiction of each such court in any such dispute, controversy, claim or action, (ii) waives any objection it may now or hereafter have to venue or to an inconvenient forum, (iii) agrees that all such disputes, controversies, claims and actions shall be heard and determined only in such courts and (iv) agrees not to bring any dispute, controversy, claim or action arising out of or relating to this Agreement or any documents contemplated hereby or any of the transactions contemplated hereunder, including the Debt Commitment Letter, in any other court.  The parties hereto further agree, to the extent permitted by Law, that a final and nonappealable judgment against a party hereto in any action or Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(d)                                 To the extent that any party hereto or any of its Affiliates has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 14.8(b).

(e)                                  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE FINANCING OR COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 14.9                             Assignment.  Neither Party may assign all or any portion of its respective rights or delegate any portion of its respective duties hereunder without the prior written consent of the other Party, provided that Purchaser may assign all or part of its interest in this agreement to one or more Affiliates thereof, provided further that no such assignment will relieve Purchaser from its obligations hereunder.

Section 14.10                      Public Announcements.  Prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other party hereto and attempt to obtain approval of the other party or parties hereto to the text of a public announcement or statement to be made solely by Seller or Purchaser, as the case may be; provided, however, if Seller or Purchaser is required by law to make such public announcement or statement, then the same may be made without the approval of the other party; provided further, however, neither party may identify the other party by name in any such announcement or statement or filing with the Securities and Exchange Commission without the other party’s prior written consent.

Section 14.11                      Notices After Closing.  Each of the parties hereto shall notify the others of its receipt, after the Closing Date, of any instrument, notification or other documents affecting the Assets while owned by such other party or parties.

Section 14.12                      Waiver of Compliance with Bulk Transfer Laws.  Purchaser waives compliance with any applicable bulk transfer laws relating to the transactions contemplated by this Agreement.

Section 14.13                      Waiver.  The parties agree that to the extent required by applicable law, rule or order to be operative the disclaimers of certain warranties contained in this Section and in the conveyancing documents to be delivered pursuant to this Agreement are “conspicuous” disclaimers for the purposes of any such applicable law, rule or order. Except as expressly set forth in this Agreement, SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY WARRANTY AS TO THE CONDITION OF ANY PERSONAL PROPERTY, EQUIPMENT, FIXTURES AND ITEMS OF MOVABLE PROPERTY COMPRISING ANY PART OF THE ASSETS, INCLUDING:

(a)                                 ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY;

(b)                                 ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE;

(c)                                  ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS,

(d)                                 ANY RIGHTS OF PURCHASER UNDER APPLICABLE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, AND

(e)                                  ANY CLAIM BY PURCHASER FOR DAMAGE BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING EXPRESSLY UNDERSTOOD BY PURCHASER THAT SAID PERSONAL PROPERTY, FIXTURES, EQUIPMENT, AND ITEMS ARE BEING CONVEYED TO PURCHASER “AS IS,” “WHERE IS,” WITH ALL FAULTS, AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND THAT PURCHASER WILL MAKE, PRIOR TO CLOSING, SUCH INSPECTIONS THEREOF AS PURCHASER DEEMS APPROPRIATE.  Except as otherwise expressly set forth herein, Seller also expressly disclaims and negates any implied or express warranty as to the accuracy of any of the information furnished with respect to the existence or extent of reserves or the value of the Assets based thereon or the condition or state of repair of any of the Assets (it being understood that all estimates of quantities of oil and gas reserves on which Purchaser has relied or is relying have been derived by individual evaluation of Purchaser).  Purchaser EXPRESSLY WAIVES THE PROVISIONS OF CHAPTER XVII, SUBCHAPTER E, SECTION 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), VERNON’S TEXAS CODE ANNOTATED, BUSINESS AND COMMERCE CODE (the “Deceptive Trade Practices Act”).

Section 14.14                      Rights of Third Parties. Except to the extent set forth below, notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than the parties hereto or their successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that (i) a party hereto and its respective successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf (but shall not be obligated to do so), (ii) the Related Parties are intended third-

party beneficiaries of Section 10.2(b) and (iii) the Financing Parties are intended third-party beneficiaries of Section 10.2, Section 14.8, Section 14.6, Section 14.14 and Section 14.16.

Section 14.15                      Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any provisions of this Agreement were not performed by each other party in accordance with their terms or were otherwise breached by such party.  It is accordingly agreed that the parties hereto shall each be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions of this Agreement (and the parties hereto hereby waive any requirement for securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which a party hereto may be entitled at law or in equity.  Each party hereto further agrees not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.  In the event that the Closing does not occur, under no circumstances shall the aggregate amount of any monetary damages recovered by Seller or their Affiliates hereunder, in lieu of specific performance or otherwise, together with any portion of the Performance Deposit received by Seller pursuant to Section 10.2(b) exceed in the aggregate the amount of the Performance Deposit.  Notwithstanding the foregoing, (a) Seller shall be entitled to seek specific performance of Purchaser’s obligation to cause the Equity Financing to be funded to fund the Final Purchase Price and to consummate the transactions contemplated by this Agreement only in the event that (i) all conditions in Section 9.2 have been satisfied (other than those conditions that by their terms or nature are to be satisfied at the Closing), (ii) Purchaser fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 11.1(a), (iii) the Debt Financing provided for by the Commitment Letters (or, if alternative debt financing is being used in accordance with Section 8.3(a), pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at Closing, and (iv) Seller has confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then Closing will occur, and (b) Seller shall be entitled to seek specific performance of Purchaser’s obligations pursuant to Section 8.7 (Financing Cooperation). Purchaser shall be entitled to seek specific performance of Seller’s obligation to consummate the transactions contemplated by this Agreement only in the event that (i) all conditions in Section 9.1 have been satisfied (other than those conditions that by their terms or nature are to be satisfied at the Closing), (ii) Seller fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 11.1(a), and (iii) Purchaser has confirmed that if specific performance is granted, then Closing will occur.  In the event Seller seeks, but is not granted, specific performance, the Seller shall be entitled to terminate the Agreement and retain the Performance Deposit under the circumstances set forth in Section 10.2.

Section 14.16                      No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as the parties hereto, and no other person (including the Financing Parties) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith; provided, however that the foregoing shall not limit Purchaser’s rights against the Financing Parties in respect of the Commitment Letters. Without limiting the rights of Seller against Purchaser expressly set forth herein, in no event if Closing does not occur when required pursuant to Section 11.1(a) shall Seller, or any of its Affiliates, and Seller agrees not to and to cause their Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, Purchaser or any Affiliate of Purchaser, in each case, other than receipt of the Performance Deposit by the Seller or the remedy of specific performance under the circumstances set forth in Section 14.15.

The signature page follows

IN WITNESS WHEREOF, the parties have executed this Agreement on the Execution Date, but effective as of the Effective Date.

SELLER:	FOREST OIL CORPORATION

	By:	/s/ Victor A. Wind
Victor A. Wind
Executive Vice President and
Chief Financial Officer

FOREST OIL PERMIAN CORPORATION

	By:	/s/ Victor A. Wind
Victor A. Wind
Vice President

PURCHASER	TEMPLAR ENERGY LLC

	By:	/s/ David D. Le Norman
David D. Le Norman
President and CEO

[signature page to Agreement for Purchase and Sale of Assets]